Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

SIGNING DAY SPORTS, INC.,

BLOCKCHAIN DIGITAL INFRASTRUCTURE, INC.,

BCDI Merger Sub I Inc.,

BCDI Merger Sub II LLC

and

ONE BLOCKCHAIN LLC

Dated as of May 27, 2025

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SCHEDULES

Schedule 1 - SGN Principals

EXHIBITS

Exhibit A - Form of Voting and Support Agreement

Exhibit B - Form of Lock-Up Agreement

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of May 27, 2025, by and among Signing Day Sports, Inc., a Delaware corporation (“SGN”), BlockchAIn Digital Infrastructure, Inc., a Delaware corporation (“Holdings”), One Blockchain LLC, a Delaware limited liability company (“One Blockchain”), BCDI Merger Sub I Inc., a Delaware corporation (“Merger Sub I”), and BCDI Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II”). SGN, Holdings, Merger Sub I and Merger Sub II and One Blockchain are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, Holdings is a newly incorporated Delaware corporation, formed for the purpose of participating in the Transactions;

WHEREAS, Merger Sub I is a newly incorporated Delaware corporation, formed by Holdings for the purpose of participating in the Transactions, that is a wholly owned direct Subsidiary of Holdings;

WHEREAS, Merger Sub II is a newly incorporated Delaware limited liability company, formed by Holdings for the purpose of participating in the Transactions, that is a wholly owned direct Subsidiary of Holdings;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) Merger Sub I will merge with and into SGN, as a result of which (i) the separate corporate existence of Merger Sub I shall cease and SGN shall continue as the surviving entity and a wholly owned direct subsidiary of Holdings and (ii) each issued and outstanding share of common stock of SGN (“SGN Share”) immediately prior to the Merger I Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive the SGN Merger Consideration (the “Merger I”), and (b) Merger Sub II will merge with and into One Blockchain, as a result of which (i) the separate corporate existence of Merger Sub II shall cease and One Blockchain shall continue as the surviving entity and a wholly owned direct subsidiary of Holdings and (ii) the membership interests of One Blockchain (“One Blockchain Membership Interests”) outstanding prior to the Merger II Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holders thereof to receive the One Blockchain Merger Consideration (the “Merger II” and together with Merger I, the “Mergers”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

WHEREAS, the Board of Directors of SGN (the “SGN Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which it is or will be a party, the Merger, the Share Acquisition and the other Transactions are in the best interests of SGN and its shareholders (the “SGN Shareholders”), (b) approved and declared the advisability of this Agreement, the Ancillary Documents to which SGN is or will be a party, the Mergers and the other Transactions, and (c) recommended the approval and adoption by the SGN Shareholders of this Agreement, the Ancillary Documents to which SGN is or will be a party, the Mergers and the other Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, SGN and the SGN shareholders set forth in Schedule 1 attached hereto (collectively, the “SGN Principals”), representing approximately 1.4% of the issued and outstanding SGN Common Stock, shall each enter into a voting and support agreements with Holdings in substantially the form attached as Exhibit A hereto (each, a “Voting and Support Agreement”).

WHEREAS, the sole director of Merger Sub I (the “Merger Sub I Board”) has (a) determined that this Agreement, the Ancillary Documents to which it is or will be a party and the Transactions are in the best interests of Merger Sub I, (b) approved this Agreement, the Ancillary Documents to which Merger Sub I is or will be a party, and the Transactions and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which Merger Sub I is or will be a party and the Transactions by the sole shareholder of Merger Sub I;

WHEREAS, the sole Manager of Merger Sub II (the “Merger Sub II Board”) has (a) determined that this Agreement, the Ancillary Documents to which it is or will be a party and the Transactions are in the best interests of Merger Sub II, (b) approved this Agreement, the Ancillary Documents to which Merger Sub II is or will be a party, and the Transactions and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which Merger Sub II is or will be a party and the Transactions by the sole member of Merger Sub II;

WHEREAS, the Board of Directors of Holdings (the “Holdings Board”) has (a) determined that this Agreement, the Ancillary Documents to which it is or will be a party and the Transactions are in the best interests of Holdings, (b) approved this Agreement, the Ancillary Documents to which it is or will be a party and the Transactions, and (c) resolved to recommend that the shareholder of Holdings approves this Agreement, the Ancillary Documents to which Holdings is or will be a party and the Transactions;

WHEREAS, the sole Manager of One Blockchain (the “One Blockchain Board”) has (a) determined that this Agreement, the Ancillary Documents to which it is or will be a party and the Transactions are in the best interests of One Blockchain, (b) approved this Agreement, the Ancillary Documents to which One Blockchain is or will be a party, and the Transactions and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which One Blockchain is or will be a party and the Transactions by the members of One Blockchain;

WHEREAS, for U.S. federal income tax purposes, it is intended that, taken together, the Mergers qualify as an exchange under Section 351 of the Code (the “Intended Tax Treatment”); and

WHEREAS, certain capitalized terms used herein are defined in Article XII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows.

Article I
MERGER I

1.1 Merger I. At the Merger I Effective Time, subject to and upon the terms and conditions of this Agreement and the certificate of merger to be filed relating to Merger I, in a form consistent with the provisions of this Agreement and agreed to by the Parties in good faith (the “Certificate of Merger I”), and in accordance with the applicable provisions of the DGCL, SGN and Merger Sub I shall consummate Merger I, pursuant to which Merger Sub I shall be merged with and into SGN with SGN being the surviving entity, following which the separate corporate existence of Merger Sub I shall cease and SGN shall continue as the surviving company and a wholly owned direct Subsidiary of Holdings. SGN, as the surviving company after Merger I, is hereinafter referred to for the periods at and after the Merger I Effective Time as the “Merger I Surviving Company”.

1.2 The Merger I Effective Time. SGN, Merger Sub I and Holdings shall cause Merger I to be consummated by filing the executed Certificate of Merger I with the Secretary of State of the State of Delaware in accordance with the DGCL. Merger I shall become effective at the time when the Certificate of Merger I has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by SGN and Merger Sub I (with the prior written consent of Holdings) in writing and specified in the Certificate of Merger I (the “Merger I Effective Time”).

1.3 Effect of Merger I. At the Merger I Effective Time, the effect of Merger I shall be as provided in this Agreement, the Certificate of Merger I and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger I Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of SGN and Merger Sub I shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger I Surviving Company, which shall include the assumption by Merger I Surviving Company of any and all agreements, covenants, duties and obligations of SGN and Merger Sub I set forth in this Agreement to be performed after the Merger I Effective Time.

1.4 Organizational Documents. The certificate of incorporation and bylaws of Merger Sub I as in effect immediately prior to the Merger I Effective Time shall be the certificate of incorporation and bylaws of Merger I Surviving Company (except that references to the name “BCDI Merger Sub I Inc. ” shall be changed to “Signing Day Sports, Inc.”) following the Merger I Effective Time, with such changes as Holdings, in its sole discretion, may believe appropriate, until thereafter amended in accordance with such articles of incorporation and bylaws and applicable Law.

1.5 Directors and Officers of SGN Merger I Surviving Company. At the Merger I Effective Time, the directors and officers of the SGN Merger I Surviving Company shall be the persons designated by Merger Sub I, which designation shall be delivered to SGN in writing at least three Business Days before the Closing Date, each to hold office in accordance with the Organizational Documents of Merger I Surviving Company until their resignation or removal in accordance with the Organizational Documents of Merger I Surviving Company or until their respective successors are duly elected or appointed and qualified. At the Merger I Effective Time, the board of directors and officers of SGN shall resign and automatically cease to hold office. For the avoidance of doubt, Daniel Nelson, Craig Smith and Jeff Hecklinski shall all be consultants of Holdings, the Surviving Company, or another Subsidiary of Holdings at the Merger I Effective Time and shall continue in such positions subject to new consulting agreements that will be entered into between each of such persons and Holdings prior to the Closing in form and substance reasonably satisfactory to SGN and Holdings (the “Executive Consulting Agreements”).

1.6 Effect of Merger I on SGN Securities and Merger Sub I Shares.

(a) SGN Common Stock. At the Merger I Effective Time, by virtue of Merger I and without any action on the part of any Party or the holders of securities of SGN or Holdings, each share of SGN Common Stock that is issued and outstanding immediately prior to the Merger I Effective Time shall thereupon be converted into, and the holder of such SGN Share shall be entitled to receive, the SGN Merger Consideration. All of the shares of SGN Common Stock converted into the right to receive the SGN Merger Consideration pursuant to this Section 1.6(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Merger I Effective Time, and each holder of any such SGN Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the SGN Merger Consideration into which such SGN Common Stock shall have been converted in Merger I.

(b) SGN Options. At the Merger I Effective Time, each option to purchase SGN Shares that is outstanding immediately prior to the Merger I Effective Time, whether vested or unvested (each, an “SGN Option”), shall be assumed by Holdings and automatically converted into an option to purchase Holdings Common Shares (each, an “Assumed Option”). The number of Holdings Common Shares subject to each Assumed Option shall be equal to the number of SGN Shares subject to the corresponding SGN Option immediately prior to the Merger I Effective Time, with each SGN Share treated as representing one Holdings Common Share in accordance with the definition of SGN Merger Consideration, and the exercise price of each Assumed Option shall be equal to the exercise price per share of the corresponding SGN Option. Each Assumed Option will continue to be subject to the terms and conditions set forth in the applicable equity plan and award agreement (except that any references therein to SGN or SGN Common Stock will instead mean Holdings and Holdings Common Shares, respectively). To the extent not already vested, each Assumed Option shall become fully vested and exercisable as of the Merger I Effective Time. Holdings shall take all corporate action necessary to reserve for future issuance and shall maintain such reservation for so long as any Assumed Options remain outstanding, a sufficient number of Holdings Common Shares for delivery upon the exercise of such Assumed Options.

(c) SGN Warrants. At the Merger I Effective Time, by virtue of Merger I, each SGN Warrant that is outstanding and unexercised immediately prior to the Merger I Effective Time shall be assumed by Holdings and automatically converted into a warrant to purchase Holdings Common Shares (each an “Assumed Warrant”). The number of Holdings Common Shares subject to each Assumed Warrant shall be equal to the number of SGN Shares subject to the corresponding SGN Warrant immediately prior to the Merger I Effective Time, with each SGN Share treated as representing one Holdings Common Share in accordance with the definition of SGN Merger Consideration, and the exercise price of each Assumed Warrant shall be equal to the exercise price per share of the corresponding SGN Warrant. Each Assumed Warrant will continue to be subject to the terms and conditions set forth in the applicable warrant agreement (except that any references therein to SGN or SGN Common Stock will instead mean Holdings and Holdings Common Shares, respectively). Holdings shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any Assumed Warrant remains outstanding, a sufficient number of shares of Holdings Common Shares for delivery upon the exercise of such Assumed Warrants.

(a) Accelerated Vesting of Other Equity Awards. Prior to the Closing, the SGN Board (or, if appropriate, any committee thereof administering the Purchaser Equity Plan) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all unvested restricted stock, restricted stock unit, stock options or other awards, as necessary to provide that such awards become fully vested as of the Closing.

(b) Merger Sub I Shares. At the Merger I Effective Time, by virtue of Merger I and without any action on the part of any Party, the SGN Shareholders or Holdings, each Merger Sub I Share that is issued and outstanding immediately prior to the Merger I Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of Merger I Surviving Company.

(c) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the SGN Merger I Surviving Company, Holdings, Merger Sub I or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.7 Satisfaction of Rights. All securities issued upon the surrender of SGN Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided, that any restrictions on the sale and transfer of SGN Securities shall also apply to the Holdings Common Shares so issued in exchange.

1.8 Lost, Stolen or Destroyed SGN Certificates. In the event any certificates representing SGN Securities shall have been lost, stolen or destroyed, upon the making of an affidavit of such fact and indemnity by the Person claiming such certificate to be lost, stolen or destroyed, Holdings shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, such securities, as may be required pursuant to Section 1.6.

1.9 Stock Transfer Books. At the Merger I Effective Time, the register of security holders of SGN shall be closed, and there shall be no further registration of transfers of SGN Securities thereafter on the records of SGN.

1.10 Appointment of Transfer Agent. Prior to the Closing, Holdings shall appoint a transfer agent acceptable to the Parties (the “Transfer Agent”) as its agent, for the purpose of exchanging SGN Securities for Holdings Common Shares. The Transfer Agent shall exchange each share of SGN Common Stock for such share’s pro rata portion of the SGN Merger Consideration and take or cause to be taken such actions as are necessary to update Holdings’ register of security holders to reflect the actions contemplated by this sentence, in accordance with the terms of this Agreement and, to the extent applicable, the Certificate of Merger I, the DGCL and customary transfer agent procedures and the rules and regulations of the Depository Trust Company (“DTC”), in a form approved by Holdings.

1.11 Exchange of Book-Entry Shares.

(a) Exchange Procedures. As soon as practicable after the Merger I Effective Time (and in no event later than five Business Days after the Merger I Effective Time), Holdings shall cause the Transfer Agent to mail to each holder of record of SGN Common Stock that were converted pursuant to Section 1.6(a) into the SGN Merger Consideration instructions for use in effecting the surrender of the SGN Common Stock in exchange for SGN Merger Shares in a form acceptable to Holdings. Upon receipt of an “agent’s message” by the Transfer Agent (or such other evidence, if any, of transfer as the Transfer Agent may reasonably request), the holder of a share of SGN Common Stock that was converted pursuant to Section 1.6(a) into SGN Merger Consideration shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the SGN Merger Consideration applicable to the surrendered shares in book-entry form, without interest (subject to any applicable withholding Tax). The SGN Merger Consideration shall be settled through DTC and issued in uncertificated book-entry form through the customary procedures of DTC, unless a physical Holdings Common Share is required by applicable Law, in which case Holdings shall jointly cause the Transfer Agent to promptly send certificates representing such SGN Merger Consideration to such holder. If payment of SGN Merger Consideration is to be made to a Person other than the Person in whose name the surrendered share of SGN Common Stock in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of SGN Merger Consideration to a Person other than the registered holder of SGN Common Stock surrendered or shall have established to the reasonable satisfaction of Holdings that such Tax either has been paid or is not applicable.

(b) Adjustments to SGN Merger Consideration. The SGN Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SGN Common Stock occurring on or after the date of this Agreement and prior to the Merger I Effective Time.

1.12 Taking of Necessary Action; Further Action. If, at any time after the Merger I Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Merger I Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SGN and Merger Sub I, the officers and directors of SGN and Holdings are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II
MERGER II

2.1 Merger II. At the Merger II Effective Time, subject to and upon the terms and conditions of this Agreement and the certificate of merger to be filed relating to Merger II, in a form consistent with the provisions of this Agreement and agreed to by the Parties in good faith (the “Certificate of Merger II”), and in accordance with the applicable provisions of the DLLCA, One Blockchain and Merger Sub II shall consummate Merger II, pursuant to which Merger Sub II shall be merged with and into One Blockchain with One Blockchain being the surviving entity, following which the separate existence of Merger Sub II shall cease and One Blockchain shall continue as the surviving company and a wholly owned direct Subsidiary of Holdings. One Blockchain, as the surviving company after Merger II, is hereinafter referred to for the periods at and after the Merger II Effective Time as the “Merger II Surviving Company”.

2.2 The Merger II Effective Time. One Blockchain, Merger Sub II and Holdings shall cause Merger II to be consummated by filing the executed Certificate of Merger II with the Secretary of State of the State of Delaware in accordance with the DLLCA. Merger II shall become effective at the time when the Certificate of Merger II has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by One Blockchain and Merger Sub II (with the prior written consent of Merger Sub II) in writing and specified in the Certificate of Merger II (the “Merger II Effective Time”).

2.3 Effect of Merger II. At the Merger II Effective Time, the effect of Merger II shall be as provided in this Agreement, the Certificate of Merger II and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger II Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of One Blockchain and Merger Sub II shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger II Surviving Company, which shall include the assumption by Merger II Surviving Company of any and all agreements, covenants, duties and obligations of One Blockchain and Merger Sub II set forth in this Agreement to be performed after the Merger II Effective Time.

2.4 Organizational Documents. The certificate of formation and limited liability company agreement of Merger Sub II as in effect immediately prior to the Merger II Effective Time shall be the certificate of formation and limited liability company agreement of Merger II Surviving Company (except that references to the name “BCDI Merger Sub II LLC ” shall be changed to “One Blockchain LLC”) following the Merger II Effective Time, with such changes as Holdings, in its sole discretion, may believe appropriate, until thereafter amended in accordance with such certificate of formation and limited liability company agreement and applicable Law.

2.5 Managers and Officers of Merger II Surviving Company. At the Merger II Effective Time, the managers and officers of Merger II Surviving Company shall be the persons designated by One Blockchain, which designation shall be delivered to Merger Sub II in writing at least three Business Days before the Closing Date, each to hold office in accordance with the Organizational Documents of Merger II Surviving Company until their resignation or removal in accordance with the Organizational Documents of Merger II Surviving Company or until their respective successors are duly elected or appointed and qualified.

2.6 Effect of Merger II on One Blockchain Membership Interests and Merger Sub II Interests.

(a) One Blockchain Membership Interests. At the Merger II Effective Time, by virtue of Merger II and without any action on the part of any Party or the holders of securities of One Blockchain or Holdings, the One Blockchain Membership Interests that are issued and outstanding immediately prior to the Merger II Effective Time shall thereupon be converted into, and the holders of the One Blockchain Membership Interests shall be entitled to receive, the One Blockchain Merger Consideration. All of One Blockchain Membership Interests converted into the right to receive the One Blockchain Merger Consideration pursuant to this Section 2.6(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Merger II Effective Time, and each holder of any such One Blockchain Membership Interests shall thereafter cease to have any rights with respect to such securities, except the right to receive the One Blockchain Merger Consideration into which such One Blockchain Membership Interests shall have been converted in Merger II.

(b) Merger Sub II Interests. At the Merger II Effective Time, by virtue of Merger II and without any action on the part of any Party, One Blockchain or Holdings, each Merger Sub II Interest that is issued and outstanding immediately prior to the Merger II Effective Time shall be converted into and become one validly issued, fully paid and non-assessable unit of membership interest of One Blockchain Merger II Surviving Company.

(c) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of One Blockchain Merger II Surviving Company, Holdings, Merger Sub II or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.7 Satisfaction of Rights. All securities issued upon the surrender of One Blockchain Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided, that any restrictions on the sale and transfer of One Blockchain Securities shall also apply to the Holdings Common Shares so issued in exchange.

2.8 Lost, Stolen or Destroyed One Blockchain Certificates. In the event any certificates representing One Blockchain Securities shall have been lost, stolen or destroyed, upon the making of an affidavit of such fact and indemnity by the Person claiming such certificate to be lost, stolen or destroyed, Holdings shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, such securities, as may be required pursuant to Section 2.6.

2.9 Transfer Agent. The Transfer Agent shall exchange One Blockchain Membership Interests for One Blockchain Merger Consideration and take or cause to be taken such actions as are necessary to update Holdings’ register of security holders to reflect the actions contemplated by this sentence in accordance with the terms of this Agreement and, to the extent applicable, the Certificate of Merger II, the DLLCA and customary transfer agent procedures and the rules and regulations of the DTC, in a form approved by Holdings.

2.10 Adjustments to One Blockchain Merger Consideration. The aggregate number of Holdings Common Shares constituting the One Blockchain Merger Consideration shall be appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to One Blockchain Membership Interests or Merger Sub II Interests occurring on or after the date of this Agreement and prior to the Merger II Effective Time.

2.11 Taking of Necessary Action; Further Action. If, at any time after the Merger II Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Merger II Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of One Blockchain and Merger II Sub I, the officers and directors of One Blockchain and Holdings are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.12 Consideration. In addition, Holdings shall issue to Maxim Partners LLC (or its designees) (i) at the Closing a number of Holdings Common Shares equal to 3.5% of the total Transaction enterprise value, such issuances to be in accordance with the obligations of One Blockchain under the Advisory Agreement and (ii) at such time the Earnout Shares, if any, are issued pursuant to Section 2.13 a number of Holdings Common Shares equal to 3.5% of the Earnout Shares issued at such time. For the avoidance of doubt, the issuance of such Holdings Common Shares to Maxim Partners LLC (or its designees) shall be deemed to be made solely on behalf of One Blockchain and shall reduce only the equity ownership otherwise allocable to the holders of One Blockchain Membership Interests, and shall not dilute or otherwise affect the SGN Merger Consideration.

2.13 Earnout Shares.

(a) In consideration for One Blockchain’s members’ sale, assignment and transfer of the One Blockchain Membership Interests pursuant to Merger II (and in addition to the issuance of the Holdco Common Shares pursuant to Section 2.6), Holdings shall issue Holdings Common Shares equal to 11.628% of the total number of Holdings Common Shares issued pursuant to Section 2.6, as adjusted to take into account any share consolidation, stock split, stock dividend, or similar event effected with respect to Holdings Common Shares (the “Earnout Shares”) to the members of One Blockchain who were securityholders of One Blockchain immediately prior to the Closing, if the 2026 EBITDA equals or exceeds US$25.0 million.

(b) For purposes of this Section 2.13:

(i) “2026 Net Income” shall mean the amount of net income (or its equivalent metric under U.S. GAAP) reported in the consolidated audited statement of income/operations of Holdings for the year ended December 31, 2026 included in the 2026 Annual Report; and

(ii) “2026 EBITDA” shall mean 2026 Net Income, plus the amount of interest, taxes, depreciation and amortization (or their equivalent metrics under U.S. GAAP) reported in the consolidated audited statement of income/operations of Holdings for the year ended December 31, 2026 included in the 2026 Annual Report;

in each case, adjusted to eliminate (without duplication) (x) the effects of the Transactions, including fees and expenses, taxes incurred, paid or recognized, any gain or loss on disposition, and any one-time accounting charges, adjustments or write-downs, in each case directly attributable to the Transactions, and (y) any revenue, net income, or component of EBITDA of SGN consolidated into the financial statements of Holdings.

(c) If any condition in Section 2.13 is satisfied, the Earnout Shares shall be issued within ten (10) calendar days following the date on which Holdings files its 2026 Annual Report with the SEC.

Article III
CLOSING; CERTAIN ADJUSTMENTS

3.1 Closing. The closing of the Transactions (including the Mergers) (the “Merger Closing”) shall occur on the third Business Day following the satisfaction or, to the extent legally permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the satisfaction of or, to the extent legally permissible, waiver by the Party benefiting from, such conditions), or at such other date as SGN, Holdings and One Blockchain may agree in writing. The closing of the Transactions (including the Merger Closings) shall be referred to herein as the “Closing”. The date of the Closing shall be referred to herein as the “Closing Date”. The Closing shall take place virtually or at such place as SGN, Holdings and One Blockchain may agree in writing, and at such times on the Closing Date as SGN, Holdings and One Blockchain agree in writing.

3.2 Adjustment of SGN Merger Consideration and One Blockchain Merger Consideration. Prior to the Closing, Holdings may adjust both the number of Holdings Shares that each SGN Share will be converted into pursuant to Section 1.6(a) of this Agreement and the number set forth in clause (b) of the definition of One Blockchain Merger Consideration, so long as (i) after such adjustment, the aggregate number of Holdings Shares that the stockholders of SGN are entitled to receive pursuant to the terms of this Agreement will not be less than 8.5% of the Holdings Shares that are outstanding on a fully diluted basis immediately after the closing (excluding any out-of-the-money options and warrants) and (ii) such adjustment does not have a negative impact on the qualification of the Holdings Shares to become listed on NYSE American.

3.3 Withholding. Holdings shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law (including, without limitation, under Section 1445 and Section 1446(f) of the Code). To the extent that amounts are so withheld by Holdings and timely remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Holdings.

Article IV
REPRESENTATIONS AND WARRANTIES OF SGN

Except as set forth in (a) the disclosure schedules delivered by SGN to Holdings and One Blockchain on the date hereof (the “SGN Disclosure Schedules”), or (b) the SGN SEC Reports that are available on the SEC’s website through EDGAR, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (provided, that nothing disclosed in such SGN SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2 or Section 4.5), SGN represents and warrants to Holdings and One Blockchain, as of the date hereof, and as of the Closing, as follows.

4.1 Organization and Standing. SGN and each of its Subsidiaries is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. SGN has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such requisite power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SGN. Each of the Subsidiaries of SGN has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not constitute a Material Adverse Effect on SGN. Each of SGN and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SGN. SGN has made available to Holdings and One Blockchain true and complete copies of the certificate of incorporation and bylaws of SGN as in effect on the date of this Agreement (collectively, the “SGN Organizational Documents”), each as currently in effect. SGN is not in violation of any provision of the SGN Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. SGN has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the SGN Board and (b) other than the Required Shareholder Approval, no other corporate proceedings (including any vote of holders of any class or series of securities of SGN), other than as set forth elsewhere in this Agreement, on the part of SGN are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. The SGN Board obtained and reviewed a fairness opinion presentation, dated May 21, 2025 in connection with the Transactions from Newbridge Securities Corporation, which included a draft fairness opinion. The SGN Board, at a duly called and held meeting or in writing as permitted by SGN’s Charter, has unanimously (i) determined that this Agreement, the Ancillary Documents to which it is party and the Transactions, including the Mergers, are advisable, fair to and in the best interests of SGN Shareholders, (ii) approved and adopted this Agreement and the Ancillary Documents to which it is party, (iii) recommended that SGN Shareholders vote in favor of the approval of this Agreement, the Ancillary Documents to which it is party, the Mergers, and the other Shareholder Approval Matters (the “SGN Recommendation”) and (iv) directed that this Agreement, the Ancillary Documents to which it is party and the Shareholder Approval Matters be submitted to SGN Shareholders for their approval. This Agreement has been, and each Ancillary Document to which SGN is a party shall be when delivered, duly and validly executed and delivered by SGN and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SGN, enforceable against SGN in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3 Government Approvals. No Consent of or with any Governmental Authority, on the part of SGN is required to be obtained or made in connection with the execution, delivery or performance by SGN of this Agreement and each Ancillary Document to which it is a party or the consummation by SGN of the Transactions, other than (a) any filings required with NYSE American or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky’’ securities Laws, and the rules and regulations thereunder, (c) the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder and (d) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SGN.

4.4 Non-Contravention. Except as disclosed in Section 4.4 of the SGN Disclosure Schedules, the execution and delivery by SGN of this Agreement and each Ancillary Document to which it is a party, the consummation by SGN of the Transactions, and compliance by SGN with any of the provisions hereof and thereof, will not:

(a) conflict with or violate any provision of SGN’s Organizational Documents,

(b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to SGN or any of its properties or assets, or

(c)

(i) violate, conflict with or result in a breach of

(ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under,

(iii) result in the termination, withdrawal, suspension, cancellation or modification of,

(iv) accelerate the performance required by SGN under,

(v) result in a right of termination or acceleration under,

(vi) give rise to any obligation to make payments or provide compensation under,

(vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of SGN under,

(viii) give rise to any obligation to obtain any Third Party Consent or provide any notice to any Person or

(ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SGN Material Contract, individually or in aggregate, would not reasonably be expected to have a Material Adverse Effect on SGN.

4.5 Capitalization.

(a) As of the date of this Agreement, SGN’s authorized capital stock consists of (i) 165,000,000 shares, divided into 150,000,000 shares of SGN Common Stock and 15,000,000 shares of SGN Preferred Stock. As of the close of business on the date of this Agreement, (i) 3,897,781 shares of SGN Common Stock were issued and outstanding, (ii) no shares of SGN Preferred Stock were issued or outstanding, (iii) 413 shares of SGN Common Stock are available for issuance under the SGN Equity Plan, not including 6,024 shares issuable pursuant to outstanding unexercised SGN Stock Options to purchase shares of SGN Common Stock at a weighted average per share exercise price of $129.88, and (iv) SGN Warrants to purchase 20,306 shares of SGN Common Stock at a weighted average per share exercise price of approximately $123.80 (disregarding any temporary or voluntary reduction in the exercise price thereof, subject to the satisfaction or waiver of certain terms and conditions, that may be in effect as of the date of this Agreement) were issued and outstanding. As of the date of this Agreement, no promissory notes of SGN are convertible into shares of SGN Common Stock or SGN Preferred Stock, or any other securities of SGN, except with respect to a promissory note of SGN held by the Company.

(b) Section 4.5(b) of the SGN Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of (i) each SGN Equity Award, (ii) the name of the SGN Equity Award holder, (iii) the number of shares of SGN Common Stock underlying each SGN Equity Award, (iv) with respect to unvested SGN Equity Awards, the date on which the SGN Equity Award was granted, (v) with respect to unvested SGN Equity Awards, the vesting schedule with respect to the SGN Equity Award, including any right of acceleration of such vesting schedule, (vi) the exercise price of each SGN Equity Award, if applicable, and (vii) the expiration date of each SGN Equity Award, if applicable. Except as would not, individually or in the aggregate, reasonably be expected to be material to SGN and the SGN Subsidiaries, taken as a whole, each SGN Equity Award has been granted in compliance with all applicable securities laws or exemptions therefrom and all requirements set forth in the SGN Equity Plan and applicable award agreements.

(c) All Indebtedness of SGN as of the date of this Agreement is disclosed in Section 4.5(c) of the SGN Disclosure Schedules.

(d) Since the date of formation of SGN and except as contemplated by this Agreement, SGN has not declared or paid any distribution or dividend in respect of its securities (including SGN Securities) and has not repurchased, redeemed or otherwise acquired any of its securities (including SGN Securities), and the SGN Board has not authorized any of the foregoing.

4.6 SEC Filings; SGN Financials; Internal Controls.

(a) Since January 1, 2022, SGN has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SGN with the SEC under the Securities Act and the Exchange Act, together with any amendments, restatements or supplements thereto (collectively, the “SEC Reports”) as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits and information incorporated by reference in such documents, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing. Except to the extent available on the SEC’s web site through EDGAR, SGN has delivered to Holdings and One Blockchain or made available copies in the form filed with the SEC of all of the following: (i) SGN’s quarterly reports on Form 10-Q for each fiscal quarter since the IPO to disclose its quarterly financial results in each of the fiscal years of SGN, (ii) SGN’s annual reports on Form 10-K for each fiscal year since the IPO to disclose its annual financial results in each of the fiscal years of SGN and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SGN with the SEC. The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) (i) the SGN Shares, ticker SGN, are listed on NYSE American, (ii) other than as set forth in Section 4.6(b) of the SGN Disclosure Schedules, SGN has not received any written deficiency notice from NYSE American relating to the continued listing requirements of the SGN Shares, (iii) there are no Actions pending or, to the Knowledge of SGN, threatened against SGN by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of the SGN Shares on NYSE American, and (iv) except as described in Section 4.6(b) of the SGN Disclosure Schedules, the SGN Shares are in compliance with all of the applicable listing and corporate governance rules and regulations of NYSE American.

(c) The financial statements and notes of SGN contained or incorporated by reference in the SEC Reports (the “SGN Financials”),

(i) fairly present in all material respects the consolidated financial position of SGN, as at the respective dates thereof, and its consolidated results of operations, consolidated income, consolidated changes in shareholders’ equity and consolidated cash flows for the respective periods then ended;

(ii) were prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the footnote disclosures thereto) and except that the SGN Financials do not include normal year-end adjustments;

(iii) were prepared from, and are in accordance with, in all material respects, the books and records of SGN;

(iv) SGN’s audited financial statements for the years ended December 31, 2023 and 2024, were audited in accordance with the standards of the Public Company Accounting Oversight Board and contain an unqualified report of SGN’s auditor; and

(v) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to SGN in effect as of the respective dates thereof.

(d) Except as and to the extent reflected or reserved against in the balance sheet of SGN dated December 31, 2024, included in the SGN Financials, SGN has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with U.S. GAAP, other than Liabilities that have been incurred since SGN’s formation in the ordinary course of business. SGN does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements of any Person other than those of SGN are required by U.S. GAAP to be included in the SGN Financials.

(e) Neither SGN nor SGN’s independent auditors has identified any (i) “significant deficiency” in the internal controls over financial reporting of SGN, (ii) “material weakness” in the internal controls over financial reporting of SGN, (iii) Fraud that involves management or other employees of SGN who have a role in the internal controls over financial reporting of SGN or (iv) any written claim or allegation regarding any of the foregoing.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of SGN’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, (i) SGN has established and maintained a system of internal controls over financial reporting (as defined in Rule 13 a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SGN’s financial reporting and the preparation of SGN’s financial statements for external purposes in accordance with U.S. GAAP, and (ii) SGN has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SGN is made known to SGN’s principal executive officer and principal financial officer by others within SGN, including during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g) There are no outstanding loans or other extensions of credit made by SGN to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SGN. SGN has not taken any action prohibited by Section 402 of SOX.

(h) To the Knowledge of SGN, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of SGN, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SGN, (a) SGN is and since the date of formation of SGN has been, in compliance with, and not in conflict, default or violation of, any applicable Laws and (b) SGN has not received, since the date of formation of SGN, any written or, to the Knowledge of SGN, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound.

4.8 Actions; Orders; Permits. SGN (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with SGN), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “SGN Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SGN. Except in each case where the failure or violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SGN, (a) all of the SGN Permits are in full force and effect, and no suspension or cancellation of any of the SGN Permits is pending or, to SGN’s Knowledge, threatened, (b) SGN is not in violation in any material respect of the terms of any SGN Permit and (c) since the date of formation of SGN, SGN has not received any written, or to the Knowledge of SGN, oral notice of any Actions relating to the revocation or modification of any SGN Permit.

4.9 Taxes and Returns.

(a) SGN has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it, which Tax Returns are true, correct and complete in all material respects. SGN has timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves in the SGN Financials have been established in accordance with U.S. GAAP.

(b) SGN has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by SGN have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other Third Party.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened against SGN, in respect of any Tax, and SGN has not been notified in writing of any material proposed Tax claims or assessments against SGN.

(d) There are no material Liens with respect to any Taxes upon any of SGN’s assets, other than Permitted Liens. SGN has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SGN for any extension of time within which to file any Tax Return or within which to pay any Taxes. No written claim which remains outstanding has been made by any Governmental Authority with respect to a jurisdiction in which SGN does not file a Tax Return that SGN is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return.

(e) SGN does not have, nor has ever had a permanent establishment, branch or representative office in any country other than the country of its organization, and SGN is not treated for any Tax purpose as a resident in a country other than the country of its incorporation.

(f) SGN is not nor has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes. SGN has no Liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise. SGN is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including any closing agreement or other agreement relating to Taxes with any Governmental Authority).

(g) SGN has not requested, nor is the subject of or bound by, any material private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is any such request outstanding.

(h) SGN has not made any change in accounting method (except as required by a change in Law) that would reasonably be expected to have a material impact on its Taxes following the Closing.

(i) SGN has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) SGN has not in any year for which the applicable statute of limitations remains open distributed stock of another person, nor has had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) SGN has not been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(l) SGN will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Tax Law) or open transaction disposition made on or prior to the Closing Date, (ii) the use of an improper method of accounting or change in any method of accounting for any taxable period (or portion thereof) ending on prior to the Closing, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed prior to the Closing or (iv) any prepaid amount or deferred revenue received or accrued on or prior to the Closing.

(m) SGN has duly retained all records that it is required to retain for Tax purposes, or that would be needed to substantiate any claim made or position taken in relation to Taxes.

(n) SGN has not taken, and has not agreed to take, any action that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment. To the Knowledge of SGN, there are no facts or circumstances that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(o) SGN has not extended, deferred or delayed the withholding or payment of any Taxes under the CARES Act, the CAA or otherwise as a result of the effects of COVID-19 (including pursuant to IRS Notice 2020-65 or IRS Notice 2021-11). To the extent that SGN has availed itself of any Tax credits under Section 2301 of the CARES Act (or any other COVID-19 related government schemes in jurisdictions outside the US), SGN has complied in all material respects with all requirements of applicable Tax Law to claim such Tax credits.

4.10 Employees and Employee Benefit Plans.

(a) Section 4.10(a) of the SGN Disclosure Schedules sets forth each material SGN Benefit Plan. For purposes of this Agreement, “SGN Benefit Plan” means each Benefit Plan, in each case, (i) that is sponsored, administered, maintained, entered into, contributed to (or required to be contributed to) by SGN, any SGN Subsidiary or any of their Affiliates for the benefit of current or former employees, officers, directors, individual independent contractors or consultants (or any spouse, dependent or beneficiary thereof) of SGN or any SGN Subsidiary or (ii) with respect to which SGN or any SGN Subsidiary has or could have any obligation or liability (whether actual or contingent). With respect to each material SGN Benefit Plan, SGN has made available to Holdings and One Blockchain correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the most recent audited financial statement and actuarial report, (iii) all material filings and correspondence with any Governmental Authority in the last three years and (iv) all material related agreements, trust agreements, insurance contracts and other agreements which implement each such SGN Benefit Plan.

(b) Each of the SGN Benefit Plans has been operated and administered in all material respects in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder. All contributions or other material amounts payable by SGN or the SGN Subsidiaries pursuant to each SGN Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with U.S. GAAP or applicable international accounting standards. There are no pending, or to SGN’s Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the SGN Benefit Plans or any trusts related thereto that would result in a material liability.

(c) None of SGN, the SGN Subsidiaries or any of their respective ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains or contributes to (or has any obligation to contribute to), or has in the past sponsored, maintained or contributed to (or had any obligation to contribute to), or has any direct or indirect Liability (including any contingent Liability) with respect to, any plan subject to Section 302 or Title IV of ERISA (including any Multiemployer Plan) or Section 412, 430 or 4971 of the Code that has not been satisfied in full.

(d) No SGN Benefit Plan has any current or future liability for, and no SGN Benefit Plan provides or promises, any health or welfare benefits, including post-retirement health, medical, hospitalization, disability, death, life or other retiree welfare benefits (whether insured or self-insured) with respect to current or former employees, officers, independent contractors, consultants or directors of SGN or SGN Subsidiaries (or their spouse, dependents or beneficiaries) beyond their retirement or other termination of service, other than coverage mandated by applicable Law.

(e) (i) Each of the SGN Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and (ii) there are no existing circumstances or any events that have occurred that would reasonably be expected to result in the loss of the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Holdings and One Blockchain. Each trust created under any such SGN Benefit Plan is exempt from taxes under Section 501(a) of the Code and has been so exempt since its creation.

(f) All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all SGN Benefit Plans have, in all material respects, been timely filed or delivered. None of SGN, the SGN Subsidiaries or any of their respective ERISA Affiliates nor any of their directors, officers, employees or agents, nor any fiduciary, trustee or administrator of any SGN Benefit Plan or trust created under any SGN Benefit Plan, has engaged in or been a party to any “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA that could result in any material liability being incurred by SGN or the SGN Subsidiaries.

(g) Except as set forth in Section 4.10(g) of the SGN Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee, director, independent contractor or consultant of SGN or any SGN Subsidiary, (ii) increase any compensation or benefits otherwise payable under any SGN Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits under any SGN Benefit Plan, (iv) result in any breach or violation of, or default under or limit SGN’s or any SGN Subsidiary’s right to amend, modify, terminate or transfer the assets of, any SGN Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(l) of the Code) or result in an excise tax under Section 4999 of the Code.

(h) Each SGN Benefit Plan, if any, which is maintained outside of the United States (i) has, in all material respects, been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such SGN Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment has, in all material respects, met all requirements for such treatment and (iii) that is intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i) Each SGN Benefit Plan has been maintained and operated in documentary and operational compliance in all materials respects with any applicable provisions of Section 409A of the Code or an available exemption therefrom.

(j) SGN is not a party to nor does it have any obligation under any SGN Benefit Plan to gross-up, indemnify or otherwise compensate any Person for excise Taxes, interest or penalties, including any Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 457A or 409A of the Code.

(k) Section 4.10(k) of the SGN Disclosure Schedules sets forth each severance, termination or other similar payment or provision of benefits that an employee or consultant would be entitled to receive pursuant to his or her employment agreement or consultant agreement, other terms of employment or consultancy or applicable law as a result of the Transactions or a termination of employment or consultancy in connection therewith at the Closing that would exceed $100,000 along with an aggregate total for employees or consultants who would not individually exceed that threshold.

4.11 Labor Matters.

(a) Neither SGN nor any SGN Subsidiary is a party to, or bound by, or is currently negotiating in connection with entering into or amending, any collective bargaining agreement or other Contract with a labor or trade union, works council or labor organization. During the past two years, there has been no material labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Knowledge of SGN, threatened against or affecting SGN or any SGN Subsidiaries. To the Knowledge of SGN, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of SGN or any SGN Subsidiary.

(b) There are no, and in the past two years there have not been any, material unfair labor practice complaints pending or, to the Knowledge of SGN, threatened against SGN or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority.

(c) SGN and each SGN Subsidiary are and have been since January 1, 2022 in compliance with all applicable Law respecting labor and employment, including without limitation, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, sexual harassment, discrimination, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, overtime, the payment of wages and withholding of Taxes, except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SGN.

(d) To SGN’s Knowledge, in the last two years, (i) no allegations of sexual harassment or misconduct or workplace discrimination or harassment (including based on race, ethnicity or gender) have been made against any current or former employee of SGN, and (ii) neither SGN nor any of the SGN Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or misconduct or workplace discrimination or harassment (including, without limitation, based on race, ethnicity or gender) by any such employee. SGN has established and distributed to all of its employees a policy against harassment and a complaint procedure, and it has required all managers and staff to undergo anti-harassment training where required by applicable Laws.

(e) Each current and former individual who has been classified by SGN as (i) an independent contractor or other non-employee status, or (ii) an exempt or non-exempt employee for purposes of the Fair Labor Standards Act (or any similar state, local or foreign Law) has been properly so classified for all purposes, including for Tax purposes and purposes of any SGN Benefit Plans. SGN has paid or properly accrued in the ordinary course of business all wages and compensation due to any current or former employees, including all overtime pay, paid time off, holidays or holiday pay and bonuses.

(f) Section 4.11(f) of the SGN Disclosure Schedules sets forth, for each employee of SGN or any SGN Subsidiary as of the date hereof, such employee’s name, employer, title, hire date, location, whether full- or part-time, annual base salary or wage rate.

4.12 Litigation. Other than as set forth on Section 4.12 of the SGN Disclosure Schedules, as of the date hereof, there are no Proceedings pending or, to SGN’s Knowledge, threatened against SGN or any SGN Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Authority. Section 4.12 of the SGN Disclosure Schedules sets forth a list of all Proceedings or threatened proceedings, orders, judgments or decrees of or settlement agreements relating to SGN occurring on or prior to the date hereof.

4.13 Intellectual Properties.

(a) Section 4.13 of the SGN Disclosure Schedules contains a true and complete list of all registrations or application for registration included in the SGN Owned Intellectual Property, specifying as to each such item, as applicable (i) the name or title of such item, (ii) the record owner of such item, (iii) each jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (iv) the respective issuance, registration, or application number of such item and (v) the date of application and issuance or registration of such item.

(b) Except as would not be material to SGN or any SGN Subsidiary: (i) SGN or a SGN Subsidiary is the sole and exclusive legal and beneficial owner of all SGN Owned Intellectual Property and holds all right, title and interest in and to such SGN Owned Intellectual Property and its rights under any and all SGN Owned Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens); and (ii) SGN and each SGN Subsidiary is the sole and exclusive owner of all Intellectual Property developed or created for or on behalf of SGN or such SGN Subsidiary by former and current employees, independent contractors and other Persons.

(c) Except as would not be material to SGN or any SGN Subsidiary: (i) SGN and SGN Subsidiaries’ rights in the SGN Owned Intellectual Property are valid, subsisting and enforceable; (ii) none of the SGN Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part; (iii) there exist no restrictions on SGN or any SGN Subsidiary’s disclosure, use, license or transfer of the SGN Owned Intellectual Property; and (iv) the consummation of the Transactions will not alter, encumber, impair or extinguish any SGN Owned Intellectual Property or any of SGN or SGN Subsidiaries’ rights under any SGN Owned Intellectual Property.

(d) Except as would not be material to SGN or any SGN Subsidiary: (i) SGN and each SGN Subsidiary owns all right, title and interest in, or otherwise has a valid, enforceable and sufficient right to use all Intellectual Property used or held for use in, or otherwise necessary to conduct the business of SGN and each SGN Subsidiary as currently conducted by SGN and each SGN Subsidiary; (ii) neither SGN nor any SGN Subsidiary is currently infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated any Intellectual Property of any Third Party; (iii) to SGN’s Knowledge, no Third Party has infringed, misappropriated or otherwise violated or is currently infringing, misappropriating or otherwise violating any SGN Intellectual Property; and (iv) there are no actions, suits, claims or proceedings pending or threatened that (A) challenge or question SGN’s or any SGN Subsidiary’s ownership or right to use any SGN Owned Intellectual Property or (B) assert infringement, misappropriation or violation by SGN or any SGN Subsidiary of any Intellectual Property of a Third Party.

(e) Except as would not be material to SGN or any SGN Subsidiary: (i) SGN and SGN Subsidiaries have implemented commercially reasonable policies and have taken commercially reasonable steps necessary to maintain, protect and enforce their rights in the SGN Owned Intellectual Property, including payment of all applicable maintenance fees and steps necessary to protect and preserve the confidentiality of all trade secrets and other confidential information included in the SGN Owned Intellectual Property; and (ii) to SGN’s Knowledge, no employees, independent contractors or other Persons have disclosed any of the trade secrets or other confidential information included in the SGN Owned Intellectual Property.

(f) Except as would not be material to SGN or any SGN Subsidiary: (i) the IT Systems are fully functional and operate and perform in accordance with their documentation and functional specifications and otherwise in a manner that permits SGN and each SGN Subsidiary to conduct its business as currently conducted; (ii) SGN and each SGN Subsidiary have taken all reasonable steps to protect the confidentiality, integrity and security of the IT Systems used in connection with the conduct of the business of SGN and any SGN Subsidiary from Contaminants and from any unauthorized use, access, interruption, modification or corruption, including commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures; and (iii) to SGN’s Knowledge, there has been no unauthorized access, use, intrusion, interruption, modification, breach or failure of SGN or any SGN Subsidiary’s IT Systems, and the data and information which they store or process has not been corrupted or accessed without SGN’s or any SGN Subsidiary’s authorization. As used herein, “Contaminants” means any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such software or data or other software of users.

(g) Except as would not be material to SGN or any SGN Subsidiary: (i) SGN and each SGN Subsidiary complies with, and has at all times complied with, (A) applicable Law, as well as its own rules, policies, and procedures, relating to privacy, security, data protection and the collection, retention, processing, storage, transfer, protection and use of Personal Data collected, used or held for use by SGN or any SGN Subsidiary and (B) all Contracts under which SGN or any SGN Subsidiary is a party to or bound by relating to privacy, security, data protection and the collection, retention, processing, storage, transfer, protection and use of Personal Data collected, used or held for use by SGN or any SGN Subsidiary (collectively, “Privacy Obligations”), (ii) no Personal Data has been collected, used, stored or otherwise processed, transferred or disclosed by SGN or any SGN Subsidiary in violation of any Privacy Obligations; (iii) no action is pending or, to SGN’s Knowledge, threatened against SGN or any SGN Subsidiary alleging a violation of any Privacy Obligation; and (iv) the consummation of the Transactions will not breach or otherwise cause any violation by SGN or any SGN Subsidiary of any Privacy Obligation of SGN or such SGN Subsidiary.

4.14 Real Property; Assets. Neither SGN nor any SGN Subsidiary owns any real property. Section 4.14 of the SGN Disclosure Schedules sets forth a list, as of the date hereof, of Contracts pursuant to which SGN or any SGN Subsidiary leases, subleases or occupies any real property that is material to SGN or its Subsidiaries, in each case, other than Contracts for ordinary course arrangements at “shared workspace” or “coworking space” facilities that are not material (such Contracts, “SGN Leases”). Neither SGN nor any SGN Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a SGN Lease or any portion thereof. Each SGN Lease is valid, binding and in full force and effect, subject to the Enforceability Exceptions, and no uncured default of a material nature on the part of SGN or, if applicable, any SGN Subsidiary or, to SGN’s Knowledge, the landlord thereunder exists with respect to any SGN Lease. SGN or a SGN Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable SGN Lease, each real property subject to SGN Leases necessary for the conduct of the business of SGN and SGN Subsidiaries as currently conducted, free and clear of all Liens, other than Permitted Liens. SGN or a SGN Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of SGN and SGN Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

4.15 Data Protection and Cybersecurity.

(a) For the purposes of this Section 4.15, the terms “personal data breach” and “processing” (and its cognates) shall have the meaning given to them in the GDPR.

(b) SGN (i) has implemented and maintains appropriate technical and organizational measures designed to protect Personal Data relating to the business of SGN against personal data breaches and cybersecurity incidents and (ii) complies in all material respects with all contractual obligations to which it is bound relating to the privacy, security, processing, transfer and confidentiality of Personal Data.

(c) Except as would not, individually or in the aggregate, be material to SGN, taken as a whole, since January 1, 2022, none of SGN or any SGN Subsidiary has (i) suffered, or has discovered, any security breach of or, to the Knowledge of SGN, intrusion into any of SGN’s computer networks, the IT Systems or any other computer networks or systems containing Personal Data or SGN’s data, (ii) been subject to any actual, pending or, to the Knowledge of SGN, threatened in writing investigations, notices or requests from any Governmental Authority in relation to their data processing or cybersecurity activities, and (iii) received any actual, pending or, to the Knowledge of SGN, threatened claims from individuals alleging any breach of, or exercising their rights under, Data Protection Laws.

4.16 Material Contracts.

(a) Other than this Agreement, the Ancillary Documents or as set forth in Section 4.16 of the SGN Disclosure Schedules, there are no Contracts to which SGN is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $250,000, (ii) may not be cancelled by SGN on less than 60 days’ prior notice without payment of a material penalty or termination fee, (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SGN or any of its current or future Affiliates, any acquisition of material property by SGN or any of its current or future Affiliates, or restricts in any material respect the ability of SGN or any of its current or future Affiliates from engaging in any business or from competing with any other Person or (iv) is a “material contract” (as such term is defined in Regulation S-K of the Securities Act) (each, a “SGN Material Contract”). SGN has made all SGN Material Contracts available to Holdings and One Blockchain, other than those that are exhibits to SGN’s annual report for the fiscal year ended December 31, 2024 on Form 10-K that was filed with the SEC on April 11, 2025.

(b) With respect to each SGN Material Contract: (i) the SGN Material Contract was entered into at arms’ length and in the ordinary course of business, (ii) the SGN Material Contract is valid, binding and enforceable in all material respects against SGN and, to the Knowledge of SGN, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (iii) SGN is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SGN, or permit termination or acceleration by the other party, under such SGN Material Contract, and (iv) to the Knowledge of SGN, no other party to any SGN Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SGN under any SGN Material Contract.

4.17 Transactions with Affiliates. Section 4.17 of the SGN Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SGN, on the one hand, and any present or former director, officer, employee, manager, direct equityholder or Affiliate of SGN, or any immediate family member of any of the foregoing.

4.18 Investment Company Act; JOBS Act. SGN is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. SGN constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.19 Finders and Brokers. Except as set forth in Section 4.19 of the SGN Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SGN, the SGN Principals or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of SGN, the SGN Principals or any of their respective Affiliates.

4.20 Certain Business Practices.

(a) For the past five years, SGN has been in compliance with the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), and all other applicable anti-corruption and anti-bribery Laws, in all material respects. SGN is not subject to any Action by any Governmental Authority involving any actual or, to the Knowledge of SGN, suspected, violation of any applicable anti-corruption Law.

(b) For the past five years, the operations of SGN have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, to the extent applicable, and no Action involving SGN with respect to any of the foregoing is pending or, to the Knowledge of SGN, threatened.

(c) None of SGN or any of its directors or officers, or, to the Knowledge of SGN, any other Representative acting on behalf of SGN is currently the target of economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom (“Sanctions”), including (i) identified on the OFAC Specially Designated Nationals and Blocked Persons List, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, Syria, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic) (each a “Sanctioned Country”), or (iii) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled, by a Person identified in (i) or (ii); and SGN has not, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Person currently the target of, or otherwise in violation of, applicable Sanctions in the last five fiscal years. Neither SGN nor any of its directors or officers, nor, to the Knowledge of SGN, any other Representative acting on behalf of SGN has, in the last five fiscal years, engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable Sanctions. No Action involving SGN with respect to any of the foregoing is pending or, to the Knowledge of SGN, threatened.

4.21 Insurance. Section 4.21 of the SGN Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SGN relating to SGN or its business, properties, assets, directors, officers and employees, copies of which have been provided to Holdings and One Blockchain. All premiums due and payable under all such insurance policies have been timely paid and SGN is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SGN, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SGN. SGN has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to SGN.

4.22 Information Supplied. None of the information supplied or to be supplied by SGN or its Subsidiaries, Affiliates and Representatives expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or report on Form 10-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SGN Shareholders and prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.23 No Undisclosed Liabilities. Neither SGN nor any SGN Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in SGN’s consolidated balance sheet (or the notes thereto) included in SGN’s SEC Reports filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case, in the ordinary course of business consistent with past practice (other than any liability for any material breaches of Contracts), or (c) as expressly required or expressly contemplated by this Agreement or resulting from the Transactions. Section 4.23 of the SGN Disclosure Schedules sets forth a list of all liabilities referenced in (a) and (b) hereof.

4.24 SGN Acknowledgment. Except for the representations and warranties contained in Article V and Article VI and the certificate delivered pursuant to Section 8.3(c), SGN acknowledges that none of One Blockchain or Holdings, any of their respective Affiliates or Representatives or any other Person makes, and SGN acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to One Blockchain or any of its Subsidiaries, Holdings or any of its Subsidiaries or with respect to any other information provided or made available to SGN or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to SGN or to SGN’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article V and Articles VI. Without limiting the generality of the foregoing, SGN acknowledges that, except as may be expressly provided in Article V and Article VI and the certificate delivered pursuant to Section 8.3(c), no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to SGN, any of its Representatives or any other Person.

Article V
REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Except as set forth in the disclosure schedules delivered by Holdings to SGN on the date hereof (the “Holdings Disclosure Schedules”), Holdings represents and warrants to SGN, as of the date hereof and as of the Closing, as follows.

5.1 Organization and Standing. Subject to filing the A&R Holdings Charter, Holdings is a company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted in each case, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Holdings. Holdings is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Holdings. Holdings has made available to SGN accurate and complete copies of its Organizational Documents, as currently in effect. Holdings is not in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Holdings has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions have been duly and validly authorized by the board of directors and shareholder of Holdings and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the A&R Holdings Charter), on the part of Holdings are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder or thereunder or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which Holdings is a party has been or shall be when delivered, duly and validly executed and delivered by Holdings and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Holdings is required to be obtained or made in connection with the execution, delivery or performance by Holdings of this Agreement and each Ancillary Document to which it is a party or the consummation by Holdings of the Transactions, other than

(a) such filings as are expressly contemplated by this Agreement,

(b) any filings required with NYSE American or the SEC with respect to the Transactions,

(c) any the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder,

(d) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder and

(e) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Holdings.

5.4 Non-Contravention. The execution and delivery by Holdings of this Agreement and each Ancillary Document to which it is a party, the consummation by Holdings of the Transactions, and compliance by Holdings with any of the provisions hereof and thereof, will not

(a) subject to the filing of the A&R Holdings Charter conflict with or violate any provision of Holdings’ Organizational Documents,

(b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to Holdings or any of its properties or assets, or

(c) violate, conflict with or result in a breach of,

(i) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under,

(ii) result in the termination, withdrawal, suspension, cancellation or modification of,

(iii) accelerate the performance required by Holdings under,

(iv) result in a right of termination or acceleration under,

(v) give rise to any obligation to make payments or provide compensation under,

(vi) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Holdings under,

(vii) give rise to any obligation to obtain any Third Party Consent or provide any notice to any Person, or

(viii) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Holdings except for any deviations from any of the foregoing clauses (b) or (c), individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on Holdings.

5.5 Capitalization.

(a) As of the date hereof and as of immediately prior to the Closing, Holdings has 1,000 shares of Holdings Common Shares authorized and no preference shares. As of the date hereof, Holdings has 200 Holdings Common Shares issued and outstanding. Prior to giving effect to the Transactions, Holdings does not have any Subsidiaries or own any equity interests in any other Person other than Merger Sub I and Merger Sub II.

(b) As of the date hereof of this Agreement and as of immediately prior to the Closing, Merger Sub I has 1,000 shares of common stock, par value $0.01, authorized (“Merger Sub I Shares”). As of the date hereof, Merger Sub I has 100 shares of Merger Sub I Shares issued and outstanding. All Merger Sub I Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Holdings free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the its Organizational Documents.

(c) As of the date hereof of this Agreement and as of immediately prior to the Closing, Merger Sub II has 1,000 Units authorized (“Merger Sub II Membership Interests”). As of the date hereof, Merger Sub I has 100 Merger Sub II Membership Interests issued and outstanding. All Merger Sub II Membership Interests are held by Holdings free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the its Organizational Documents.

5.6 Holdings Activities. Since its formation, Holdings (a) has not engaged in any business activities other than as contemplated by this Agreement, (b) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (c) other than fees in respect of its incorporation, has not had any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions and other de minimis assets or Liabilities, and (d) other than its Organizational Documents, this Agreement and the Ancillary Documents to which it is a party, has not been party to or bound by any Contract.

5.7 Merger Subs Activities. Since each of its formation, neither Merge Sub I nor Merger Sub II (a) has engaged in any business activities other than as contemplated by this Agreement, (b) has owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (c) other than fees in respect of its incorporation or formation, as applicable, has had any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions and other de minimis assets or Liabilities, and (d) other than its Organizational Documents, this Agreement and the Ancillary Documents to which it is a party, has been party to or bound by any Contract.

5.8 Finders and Brokers. Except as set forth in Section 5.8 of the Holdings Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SGN, Holdings, One Blockchain, Merger Sub I, Merger Sub II any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Holdings.

5.9 Investment Company Act. Holdings is not an “investment company” or, a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.10 Taxes. To the knowledge of Holdings, there is no plan or intention to cause Holdings, One Blockchain or SGN to be liquidated (for federal income Tax purposes) following the Mergers.

5.11 Information Supplied. None of the information supplied or to be supplied by Holdings expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or report on Form 10-K of SGN, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SGN Shareholders and prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Holdings does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of SGN, any of its Subsidiaries or any of their respective Affiliates.

Article VI
REPRESENTATIONS AND WARRANTIES OF ONE BLOCKCHAIN

Except as set forth in the disclosure schedules delivered by One Blockchain to SGN on the date hereof (the “One Blockchain Disclosure Schedules”), One Blockchain hereby represents and warrants to SGN and as of the Closing, as follows.

6.1 Organization and Standing. One Blockchain is a limited liability company validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. One Blockchain is qualified or licensed and in good standing (to the extent such concept exists) to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on One Blockchain. One Blockchain has provided to SGN accurate and complete copies of its Organizational Documents. One Blockchain is not in violation of any provision of its Organizational Documents in any material respect.

6.2 Authorization; Binding Agreement. One Blockchain has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform One Blockchain’s obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which One Blockchain is or is required to be a party and the consummation of the Transactions (a) have been duly and validly authorized by the managers and members of One Blockchain in accordance with One Blockchain’s Organizational Documents and any applicable Law and (b) no other corporate proceedings on the part of One Blockchain is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which One Blockchain is or is required to be a party shall be when delivered, duly and validly executed and delivered by One Blockchain and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of One Blockchain, in each case, enforceable against One Blockchain in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Capitalization.

(a) All of the issued and outstanding One Blockchain Membership Interests have been duly authorized and validly issued in accordance with all Laws, and are fully paid and nonassessable and, except as set forth in Section 6.3(a) of the One Blockchain Disclosure Schedules, are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Company Equity Interests). Section 6.3(a) of the One Blockchain Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of all of the One Blockchain Membership Interests that are authorized, issued or outstanding and the record and beneficial owners of such equity interests. Except as set forth in Section 6.3(a) of the One Blockchain Disclosure Schedules, there are no other authorized, issued or outstanding One Blockchain Membership Interests.

(b) One Blockchain currently does not have any stock option or other equity incentive plans. There are no One Blockchain Convertible Securities or pre-emptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which One Blockchain, any of its members or any of their respective Affiliates are a party or bound relating to any equity securities of One Blockchain, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to One Blockchain. There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any of One Blockchain Membership Interests. Except as set forth in One Blockchain’s Organizational Documents, there are no outstanding contractual obligations of One Blockchain to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has One Blockchain granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of One Blockchain has been granted, offered, sold and issued in material compliance with all applicable Laws. As a result of the consummation of the Transactions, no equity interests of One Blockchain are issuable and no rights in connection with any interests, warrants, rights, options or other securities of One Blockchain accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

6.4 One Blockchain Subsidiaries. One Blockchain does not have any Subsidiaries.

6.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of One Blockchain is required to be obtained or made in connection with the execution, delivery or performance by One Blockchain of this Agreement or any Ancillary Documents to which One Blockchain is or required to be a party or otherwise bound, or the consummation by One Blockchain or One Blockchain of the Transactions other than (a) any filings required with NYSE American or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky’’ securities laws, and the rules and regulations thereunder, (c) applicable requirements or any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, and (d) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on One Blockchain.

6.6 Non-Contravention. The execution and delivery by One Blockchain of this Agreement and each Ancillary Document to which One Blockchain is or is required to be a party, and the consummation by One Blockchain of the Transactions and compliance by One Blockchain with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of One Blockchain’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to One Blockchain or any of its properties or assets, or (c) violate, conflict with or result in a breach of, (i) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (ii) result in the termination, withdrawal, suspension, cancellation or modification of, (iii) accelerate the performance required by One Blockchain under, (iv) result in a right of termination or acceleration under, (iv) give rise to any obligation to make or increase payments or provide compensation under, (v) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of One Blockchain under, (vi) give rise to any obligation to obtain any Third Party Consent or provide any notice to any Person or (vii) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any One Blockchain Material Contract, except in cases of clauses b and c, as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on One Blockchain.

6.7 Financial Statements.

(a) One Blockchain has made available (or, pursuant to Section 7.6, shall make available) to SGN true, correct and complete copies of (i) the audited consolidated balance sheet and statements of net loss, comprehensive loss, and cash flows of One Blockchain as of and for the years ended December 31, 2023 and 2024 (the “One Blockchain Financial Statements”).

(b) One Blockchain Financial Statements

(i) fairly present in all material respects the consolidated financial position of One Blockchain, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in shareholders’ equity and their consolidated cash flows for the respective periods then ended,

(ii) were prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the footnote disclosures thereto,

(iii)  were prepared from, and are in accordance with, in all material respects, the books and records of One Blockchain,

(iv) with respect to One Blockchain Audited Financial Statements for the years ended December 31, 2023 and 2024, were audited in accordance with the standards of the PCAOB and contain an unqualified report of One Blockchain’s auditor, and

(v) when delivered after the date hereof by One Blockchain for inclusion in the Registration Statement and the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.17, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant in effect as of the respective dates thereof.

(c) One Blockchain has not identified, and has not received from any independent auditor of One Blockchain any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by One Blockchain, (ii) any Fraud, whether or not material, that involves One Blockchain’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by One Blockchain or (iii) any written claim or allegation regarding any of the foregoing.

(d) There are no outstanding loans or other extensions of credit made by One Blockchain to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or manager of One Blockchain.

(e) Except as set forth in Section 6.7(e) of the One Blockchain Disclosure Schedules, as of the date hereof, One Blockchain do not have any Indebtedness of the type referred to in clauses (a)-(e) of the definition thereof.

(f) Except for those that will be reflected or reserved on or provided for in the balance sheets of One Blockchain contained in One Blockchain Financial Statements, One Blockchain does not have any Liabilities of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP, except for (i) those that were incurred after March 31, 2025 in the ordinary course of business, none of which are material, individually or in the aggregate, (ii) obligations for future performance under any contract to which One Blockchain is a party, or (iii) Liabilities incurred for transaction expenses in connection with this Agreement, any Ancillary Document or the Transactions.

6.8 Absence of Certain Changes. Except for actions expressly contemplated by this Agreement, Ancillary Documents and the Transactions, since December 31, 2024, One Blockchain, (a) has conducted its business only in the ordinary course of business and (b) has not been subject to a Material Adverse Effect.

6.9 Compliance with Laws. One Blockchain is and, since inception has been, in compliance in all material respects with, and not in conflict, default or violation in each case in any material respect of, any applicable Laws and has not received, since inception, any written notice of any material conflict or material non-compliance with, or material default or material violation of, any applicable Laws by which it is or was bound.

6.10 Company Permits. One Blockchain holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “One Blockchain Permits”) except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on One Blockchain, taken as a whole or otherwise limit the ability of One Blockchain to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Except in each case where the failure or violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on One Blockchain, (a) each material One Blockchain Permit is in full force and effect, and no suspension or cancellation of any of One Blockchain Permits is pending or, to One Blockchain’s Knowledge, threatened, (b) One Blockchain is not in violation in any material respect of the terms of any material One Blockchain Permit and (c) since inception, One Blockchain has not received any written notice of any Actions relating to the revocation or material modification of any One Blockchain Permit and, to the Knowledge of One Blockchain, no circumstances exist which would be reasonably likely to result in such revocation or modification.

6.11 Litigation. Except as set forth in Section 6.11 of the One Blockchain Disclosure Schedules, there is no (a) material Action of any nature currently pending or, to One Blockchain’s Knowledge, threatened (and no such Action has been brought or, to the Knowledge of One Blockchain, threatened in the past three years) or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority in the past three years in either case of (a) or (b) by or against One Blockchain, its current or former managers, officers or equity holders in their capacity as such, its business, equity securities or assets. As of the date of this Agreement, none of the current or former officers, senior management or directors of One Blockchain has been charged with, indicted for, arrested for, or convicted of any felony or any crime involving Fraud as it relates to the business of One Blockchain, except in each case where the charge, indictment arrest or conviction, individually or in the aggregate, has not had and would not reasonably be expected to be material to One Blockchain, taken as a whole, or otherwise limit the ability of One Blockchain to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or is required to be a party or otherwise bound.

6.12 Material Contracts.

(a) Section 6.12(a) of the One Blockchain Disclosure Schedules sets forth a true, correct and complete list of, and One Blockchain has made available to SGN (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which One Blockchain is a party or by which One Blockchain, or any of its properties or assets, are bound (each Contract required to be set forth on Section 6.12(a) of the One Blockchain Disclosure Schedules, an “One Blockchain Material Contract”) that:

(i) contains covenants that limit the ability of One Blockchain (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or first offer or most-favored pricing clauses (in each case other than pursuant to confidentiality arrangements entered into in the ordinary course of business) or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iii) evidences Indebtedness of the type referred to in clauses (a) through (e). of the definition thereof of One Blockchain having an outstanding principal amount in excess of $ 500,000;

(iv) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of One Blockchain, its business or material assets;

(v) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by One Blockchain under such Contract or set of related Contracts of at least $ 350,000 per year or $ 2,000,000 over the life of such Contracts;

(vi) pursuant to which One Blockchain has been granted from a Third Party any license, right, immunity or authorization to use or otherwise exploit any Intellectual Property, excluding (A) Incidental Licenses, and (B) licenses for “shrink wrap”, “click wrap”, and “off the shelf’ software, and (C) licenses for uncustomized software that is commercially available to the public generally with one-time or annual license, maintenance, support and other fees of less than $100,000;

(vii) pursuant to which One Blockchain has (A) acquired from any Third Party any ownership right to any material Intellectual Property, excluding Contributor Agreements, or (B) transferred to any Third Party any ownership right to any material Intellectual Property;

(viii) pursuant to which One Blockchain has granted to any Third Party any license, right, immunity or authorization to use or otherwise exploit any One Blockchain Owned IP, excluding Incidental Licenses;

(ix) obligates One Blockchain to provide continuing indemnification or a guarantee of obligations of a Third Party after the date hereof in excess of $100,000;

(x) each employment, severance, retention, change in control or other Contract (excluding customary form offer letters and other standard form agreements entered into in the ordinary course of business) with any employee or other individual independent contractor of One Blockchain or One Blockchain who receives annual base cash salary of $ 175,000 or more;

(xi)  is a labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body;

(xii) other than under its Organizational Documents, is between (A) One Blockchain and (B) any One Blockchain member, director, officer or employee (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any of their respective Affiliates or other Related Person, including all non-competition, severance and indemnification agreements;

(xiii) obligates One Blockchain to make any capital commitment or expenditure in excess of $ 250,000 (including pursuant to any joint venture);

(xiv) relates to a settlement of any Action requiring payments in excess of $ 100,000 or under which One Blockchain has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xv) provides another Person (other than another a manager, director or officer of One Blockchain) with a power of attorney; or

(xvi) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by One Blockchain as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if One Blockchain was the registrant.

(b) Except where the failure, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on One Blockchain, with respect to each One Blockchain Material Contract:

(i) such One Blockchain Material Contract is valid and binding and enforceable against One Blockchain and, to the Knowledge of One Blockchain, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions),

(ii) the consummation of the Transactions will not affect the validity or enforceability of any One Blockchain Material Contract,

(iii) One Blockchain is not in breach or default, and to One Blockchain’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by One Blockchain, or permit termination or acceleration by the other party thereto, under such One Blockchain Material Contract,

(iv) to the Knowledge of One Blockchain, no other party to such One Blockchain Material Contract is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by One Blockchain, under such One Blockchain Material Contract,

(v) One Blockchain has not received or served written notice of an intention by any party to any such One Blockchain Material Contract to terminate such One Blockchain Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect One Blockchain and

(vi) One Blockchain has not waived any rights under any such One Blockchain Material Contract.

6.13  Intellectual Property.

(a) Section 6.13(a) of the One Blockchain Disclosure Schedules sets forth a list of all registered, issued, and applied-for Intellectual Property owned by One Blockchain (“One Blockchain Registered IP”), specifying as to each item, as applicable: (i) its title, (ii) its owner, (iii) the jurisdictions in which the item is issued, registered or applied-for, (iv) the issuance, registration or application numbers and dates of registration, issuance or application, and (v) for Internet domain-name registrations, the domain name, expiry date and registrar. All One Blockchain Registered IP is subsisting and, to the Knowledge of One Blockchain, all registered or issued One Blockchain Registered IP is valid and enforceable. No Action is pending or, to the Knowledge of One Blockchain, threatened, against One Blockchain that challenges the validity, enforceability or ownership of any One Blockchain Registered IP.

(b) One Blockchain (i) exclusively owns all material One Blockchain Owned IP, free and clear of all Liens (other than Permitted Liens) and (ii) to the Knowledge of One Blockchain has the right to use all Intellectual Property used in the conduct of the business of One Blockchain as currently conducted. The execution and delivery by One Blockchain of this Agreement and each Ancillary Document to which One Blockchain is or is required to be a party, the consummation by One Blockchain of the Transactions, and the compliance by One Blockchain with any of the provisions hereof and thereof, will not result in the loss, termination or impairment of any rights of One Blockchain in any material Intellectual Property.

(c) To the Knowledge of One Blockchain, (i) One Blockchain is not currently Infringing, nor has, in the past three years, Infringed any Intellectual Property of any other Person in any material respect, and (ii) no Third Party is Infringing any material One Blockchain Owned IP. Since inception, One Blockchain has not received any written notice or claim, asserting that One Blockchain has Infringed the Intellectual Property of any other Person in any material respect.

(d) All Contributors who have contributed to the development of material Intellectual Property for One Blockchain has executed a Contributor Agreement. No Contributor has claimed any ownership interest in any material Intellectual Property purported to be owned by One Blockchain. One Blockchain has taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in One Blockchain Owned IP. No Governmental Authority or educational or research institution owns or otherwise holds, or has the right to obtain, any rights to any material One Blockchain Owned IP.

(e) The IT Systems (i) operate in all material respects in accordance with their documentation and functional specifications and have not malfunctioned or failed in the last two years in a manner that has had a material impact on the operations of One Blockchain, and (ii) are sufficient in all material respects to permit One Blockchain to conduct their business as currently conducted. One Blockchain has taken commercially reasonable actions to protect the confidentiality, integrity and security of the IT Systems against unauthorized use, access, interruption, modification and corruption. Since inception, there has been no unauthorized access to the IT Systems that has resulted in any unauthorized use, access, modification, misappropriation, deletion, corruption, or encryption of any material information or data stored therein. One Blockchain has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems, in each case consistent with customary practices for the industry in which One Blockchain operate.

6.14 Taxes and Returns.

(a) One Blockchain has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it, which Tax Returns are true, correct and complete in all material respects. One Blockchain has timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in One Blockchain Financial Statements in accordance with U.S. GAAP.

(b) One Blockchain has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by One Blockchain has been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other Third Party.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened against One Blockchain, in respect of any Tax, and One Blockchain has not been notified in writing of any material proposed Tax claims or assessments against One Blockchain.

(d) There are no material Liens with respect to any Taxes upon One Blockchain’s assets, other than Permitted Liens. One Blockchain does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by One Blockchain for any extension of time within which to file any Tax Return or within which to pay any Taxes. No written claim which remains outstanding has been made by any Governmental Authority with respect to a jurisdiction in which One Blockchain does not file a Tax Return that One Blockchain is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return.

(e) One Blockchain does not have, nor has ever had, a permanent establishment, branch or representative office in any country other than the country of its organization, and One Blockchain is not treated for any Tax purpose as a resident in a country other than the country of its incorporation.

(f) One Blockchain is not nor has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes. One Blockchain has no Liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise. One Blockchain is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including any closing agreement or other agreement relating to Taxes with any Governmental Authority).

(g) One Blockchain has not requested, nor is the subject of or bound by, any material private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is any such request outstanding.

(h) One Blockchain has not made any change in accounting method (except as required by a change in Law) that would reasonably be expected to have a material impact on its Taxes following the Closing.

(i) The direct members of One Blockchain are not foreign persons within the meaning of Section 1445 of the Code.

(j) One Blockchain has not in any year for which the applicable statute of limitations remains open distributed stock of another person, nor has had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) One Blockchain has not been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(l) One Blockchain will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Tax Law) or open transaction disposition made on or prior to the Closing Date, (ii) the use of an improper method of accounting or change in any method of accounting for any taxable period (or portion thereof) ending on prior to the Closing, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed prior to the Closing or (iv) any prepaid amount or deferred revenue received or accrued on or prior to the Closing.

(m) One Blockchain has duly retained all records that it is required to retain for Tax purposes, or that would be needed to substantiate any claim made or position taken in relation to Taxes.

(n) One Blockchain has not taken, or agreed to take, any action that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment. To the Knowledge of One Blockchain, there are no facts or circumstances that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

6.15 Real Property. Section 6.15 of the One Blockchain Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by One Blockchain for the operation of the business of One Blockchain, and of all current leases, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “One Blockchain Real Property Leases”). One Blockchain has provided to SGN a true and complete copy of each of One Blockchain Real Property Leases. One Blockchain Real Property Leases are valid, binding and enforceable against One Blockchain and, to the Knowledge of One Blockchain, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of One Blockchain, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of One Blockchain or any other party under any of One Blockchain Real Property Leases, and One Blockchain has not received notice of any such condition. One Blockchain does not own any real property or any interest in real property (other than the leasehold interests in One Blockchain Real Property Leases).

6.16 Personal Property. All items of Personal Property with a book value or fair market value of greater than $250,000 are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of One Blockchain. One Blockchain has good and marketable title to, or a valid leasehold interest in or right to use or manage, all of its assets, and with respect to assets owned by One Blockchain, free and clear of all Liens other than Permitted Liens.

6.17 Employee Matters. One Blockchain does not have any employees.

6.18 Benefit Plans. One Blockchain does not maintain, sponsor, contribute to, have any obligation to contribute to, or have any current or contingent Liability on account of an ERISA Affiliate under or with respect to any Benefit Plan.

6.19 Environmental Matters. (a) One Blockchain is and has been in compliance in all material respects with all Environmental Laws and (b) One Blockchain possess and is and has been in compliance in all material respects with all authorizations of a Governmental Authorities required under Environmental Law for the conduct of its operations, (c) there are no Actions pending, or to the Knowledge of One Blockchain, threatened against One Blockchain alleging a material violation of or material liability under any Environmental Law and that are reasonably likely to result in a material amount of damages awarded against One Blockchain or the imposition of material ongoing obligations on One Blockchain, and (d) to the Knowledge of One Blockchain, there are no currently known conditions that would reasonably be expected to result in any such material liability pursuant to any Environmental Law.

6.20 Transactions with Related Persons. Except as provided in Section 6.20 of the One Blockchain Disclosure Schedules, no One Blockchain manager, manager nor any officer or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or since inception, has been, a party to any transaction with One Blockchain, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of One Blockchain), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of One Blockchain in the ordinary course of business) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than five percent of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document or any Contract pursuant to which a One Blockchain member subscribed for or purchased equity interests in One Blockchain. Except as contemplated by or provided for in any Ancillary Document or any Contract pursuant to which a One Blockchain member subscribed for or purchased equity interests in One Blockchain, One Blockchain does not have any outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of One Blockchain. Except as contemplated by or provided for in any Ancillary Document, the assets of One Blockchain do not include any material receivable or other material obligation from a Related Person, and the Liabilities of One Blockchain do not include any material payable or other material obligation or commitment to any Related Person.

6.21  Insurance.

(a) Section 6.21(a) of the One Blockchain Disclosure Schedules lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by One Blockchain relating to One Blockchain or its business, properties, assets, directors, officers and employees. Except as would not, individually or in the aggregate, have a Material Adverse Effect on One Blockchain, all premiums due and payable under all such insurance policies have been timely paid and One Blockchain is otherwise in material compliance with the terms of such insurance policies. To One Blockchain’s Knowledge and except as would not, individually or in the aggregate, have a Material Adverse Effect on One Blockchain, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). One Blockchain does not have any self-insurance or co-insurance programs. Since inception, to One Blockchain’s Knowledge, One Blockchain has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue a material insurance policy or non-renewal of any such policy.

(b) Since inception, One Blockchain has not made any insurance claim in excess of $50,000 and has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely have a Material Adverse Effect on One Blockchain. To the Knowledge of One Blockchain, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since inception, One Blockchain has not made any material claim against an insurance policy as to which the insurer is denying coverage.

6.22  Certain Business Practices.

(a) Since inception, neither One Blockchain, nor any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the FCPA or any other applicable anti-corruption or bribery Law, or (iii) made any other payment, in each case, in violation of applicable Laws. Since inception, neither One Blockchain, nor any of its Representatives acting on its behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder One Blockchain or assist One Blockchain in connection with any actual or proposed transaction, in each case, in violation of applicable Laws. No Action involving One Blockchain with respect to any of the foregoing is pending or, to the Knowledge of One Blockchain, threatened.

(b) Since inception, the operations of One Blockchain is and has been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, to the extent applicable, that have jurisdiction over One Blockchain, and no Action involving One Blockchain with respect to any of the foregoing is pending or, to the Knowledge of One Blockchain, threatened that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on One Blockchain.

(c) Neither One Blockchain, nor any director, officer, or employee thereof, or, to One Blockchain’s Knowledge, any agent, Affiliate or Representative of One Blockchain, is an individual or entity that is, or is owned or controlled by one or more Person(s) that are (each, a “Sanctioned Person”):

(i) the subject of any Sanctions;

(ii) the target of Sanctions or identified on the OFAC Specially Designated Nationals and Blocked Persons List or other Sanctions-related list of designated persons maintained by OFAC; or

(iii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, the so-called Donetsk People’s Republic, Iran, the so-called Luhansk People’s Republic, North Korea and Syria).

(d) Neither One Blockchain nor any director, officer, or employee thereof, or, to One Blockchain’s Knowledge, any agent, Affiliate or Representative of One Blockchain is subject to debarment or any list-based designations under the applicable laws and regulations relating to the export, reexport, transfer, import of products, software or technology (“Export Control Laws”).

(e) One Blockchain has not, and will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available any proceeds to any Subsidiary, joint venture partner, other Sanctioned Person:

(i) to fund or facilitate any activities or business of or with any Sanctioned Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(ii) in any other manner that will result in a violation of Sanctions by any Sanctioned Person (including any Sanctioned Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(f) One Blockchain has not engaged in, are not now engaged in, and will not engage in, any dealings or transactions with any Sanctioned Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions, except as permitted by Sanctions.

(g) One Blockchain has (1) secured and maintained all necessary permits, registrations, agreements or other authorizations, including amendments thereof pursuant to Sanctions and Export Control Laws and (2) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Sanctions or Export Control Laws, and has not been notified of any such pending or threatened actions. One Blockchain nor any of its managers or officers or, to the Knowledge of One Blockchain, any other Representative acting on behalf of One Blockchain has, since January 1, 2019, engaged in conduct, activity or practices that would constitute a violation of any application Sanctions or Export Control Laws.

6.23 Investment Company Act. One Blockchain is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

6.24 Finders and Brokers. Other than as set forth on Section 6.24 of the One Blockchain Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SGN, Holdings, One Blockchain or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of One Blockchain.

6.25 Information Supplied. None of the information supplied or to be supplied by One Blockchain expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or report on Form 10-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SGN Shareholders and prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, One Blockchain makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SGN, Holdings or any of their respective Affiliates.

6.26 One Blockchain Acknowledgment. Except for the representations and warranties contained in Article VI, One Blockchain acknowledges that none of SGN, any of their respective Affiliates or Representatives or any other Person makes, and One Blockchain acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to SGN or any of the SGN Subsidiaries, or with respect to any other information provided or made available to One Blockchain or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to One Blockchain or to One Blockchain’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article VI. Without limiting the generality of the foregoing, One Blockchain acknowledges that, except as may be expressly provided in Article VI, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to One Blockchain, any of its Representatives or any other Person.

Article VII
COVENANTS

7.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 7.18, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, each of One Blockchain and Holdings, shall give, and shall cause its Representatives to give, SGN and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to One Blockchain or Holdings, as SGN or its Representatives may reasonably request regarding One Blockchain or Holdings and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects and cause each of the Representatives of One Blockchain and Holdings to reasonably cooperate with SGN and its Representatives in their investigation; provided, however, that SGN and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of One Blockchain or Holdings. SGN hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of One Blockchain or Holdings regarding One Blockchain, its business or the Transactions without the prior written consent of One Blockchain (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, One Blockchain shall not be required to provide access to any information (i) that is personally identifiable information of a Third Party that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a Third Party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege or (iv) that is directly related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).

(b) During the Interim Period, subject to Section 7.18, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, SGN shall give, and shall cause its Representatives to give, One Blockchain, Holdings and their Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to SGN, as One Blockchain, Holdings or its Representatives may reasonably request regarding SGN and its business, assets, Liabilities, financial condition, operations, management, employees and other aspects and cause each of the Representatives of SGN to reasonably cooperate with One Blockchain, Holdings and its Representatives in their investigation; provided, however, that One Blockchain, Holdings and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SGN. Notwithstanding the foregoing, SGN shall not be required to provide access to any information (i) that is personally identifiable information of a Third Party that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a Third Party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege or (iv) that is directly related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).

(c) All information provided pursuant to this Section 7.1 shall be subject to the Confidentiality Agreement, dated March 31, 2025, by and between SGN and One Blockchain (as amended from time to time, the “Confidentiality Agreement”).

7.2 Conduct of Business of One Blockchain during the Interim Period.

(a) Unless SGN shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 7.5. except as contemplated by the terms of this Agreement or any Ancillary Document, as set forth on Section 7.2(a) of the One Blockchain Disclosure Schedules, or as required by applicable Law, One Blockchain shall use its commercially reasonable efforts to, (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practices (taking into account COVID-19 and any COVID-19 Measures) and (ii) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, preserve the possession, control and condition of their respective material assets, and preserve intact its relationships with all material customers and suppliers, in each case consistent with past practice (taking into account COVID-19 and any COVID-19 Measures).

(b) Without limiting the generality of Section 7.2(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 7.2(b) of the One Blockchain Disclosure Schedules, or as required by applicable Law or any COVID-19 Measure, during the Interim Period and subject to Section 7.5, without the prior written consent of SGN (such consent not to be unreasonably withheld, conditioned or delayed), One Blockchain shall not, and shall cause the other One Blockchain not to:

(i) materially amend, waive or otherwise change, the Organizational Documents of One Blockchain;

(ii) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise) in excess of $5,000,000 aggregate, (B) make a loan or advance to or investment in any Third Party (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) in excess of $5,000,000, in each case;

(iii) except as required pursuant to any One Blockchain Benefit Plan, (A) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than in the ordinary course of business, (C) grant any severance, retention, change in control or termination or similar pay, other than as provided for in any written agreements, in the ordinary course of business, consistent with past practice or as required by applicable Law, (D) establish any trust or take any other action to secure the payment of any compensation payable by One Blockchain, (E) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any One Blockchain Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee other than in connection with the Transactions or, except with respect to a director, officer or manager, in the ordinary course of business, (F) hire any employee with an annual base salary greater than or equal to $500,000 or engage any person as an independent contractor, in each case other than in the ordinary course of business or (G) terminate the employment of any employee with an annual base salary greater than or equal to $500,000 or due to death or disability other than for cause or in the ordinary course of business;

(iv) (A) make, change or rescind any material election in respect of Taxes, (B) settle any material Action in respect of Taxes, (C) make any material change in its accounting or Tax policies or procedures, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, (F) surrender or compromise any right to receive a refund of or credit for material Taxes, (G) file any amended material Tax Return, (H) file any Tax Return which is inconsistent with past practices, or (I) enter into or terminate any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law), or any other material agreement pertaining to Taxes, with any Governmental Authority;

(v) (A) other than in the ordinary course of business, (1) sell, assign, transfer or license any One Blockchain Owned IP to any Person, other than Incidental Licenses, or (2) abandon, permit to lapse, or otherwise dispose of any material Company Registered Intellectual Property, or (B) disclose any material Trade Secrets owned or held by One Blockchain to any Person who has not entered into a written confidentiality agreement or is not otherwise subject to enforceable confidentiality obligations;

(vi) enter into any new line of business;

(vii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(viii) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $ 750,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in One Blockchain Financial Statements, as applicable;

(ix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(x) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of the properties, assets or rights of One Blockchain, taken as a whole, other than (A) licensing of Intellectual Property in the ordinary course of business, (B) dispositions of obsolete or worthless equipment or assets that are no longer used or useful in the conduct of business, or (C) the sale or provision of goods or services to customers in the ordinary course of business;

(xi) acquire, directly or indirectly (including by merger, consolidation, purchase of equity interests or assets, or any other form of business combination), any corporation, partnership, limited liability company, business organization, division, or any material assets of any of the foregoing; provided, however, that the foregoing restriction shall not apply to any such acquisition that would not, individually or in the aggregate with all other such acquisitions consummated after the date of this Agreement and prior to the Closing, be considered a “significant acquisition” by One Blockchain (or its Subsidiaries) under Rule 3-05 or Article 11 of Regulation S-X under the Securities Act, such that it would require the inclusion of separate or pro forma financial statements of the acquired business in the Registration Statement to be filed in connection with the Transactions.

(xii) make any change in accounting methods, principles or practices, except as required by U.S. GAAP;

(xiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person, other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business or intercompany loans;

(xiv) enter into any Variable Rate Transaction. For purposes of this Agreement, a “Variable Rate Transaction” means a transaction in which One Blockchain or any of its Subsidiaries issues or sells any equity or debt securities that are convertible into, exchangeable for, or carry the right to receive additional shares of capital stock either (A) at a conversion, exercise or exchange rate or other price that is based on or varies with the trading prices of, or quotations for, shares of capital stock at any time after the initial issuance of such securities, or (B) with a price that is subject to being reset at some future date after the initial issuance of such securities, including, without limitation, pursuant to any equity line of credit, at-the-market offering, or similar agreement, or any agreement to issue securities at a future determined price; or

(xv) authorize or agree to do any of the foregoing actions.

7.3 Conduct of Business of SGN during the Interim Period.

(a) Unless One Blockchain shall otherwise consent in writing, during the Interim Period and subject to Section 7.5, except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 7.3(a) of the SGN Disclosure Schedules, or as required by applicable Law, SGN shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business (taking into account COVID-19 and any COVID-19 Measures) consistent with past practices, except for any Permitted Capital Raises, and (ii) preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case consistent with past practice (taking into account COVID-19).

(b) Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 7.3(b) of the SGN Disclosure Schedules, or as required by applicable Law or any COVID-19 Measure, during the Interim Period and subject to Section 7.5, without the prior written consent of One Blockchain (such consent not to be unreasonably withheld, conditioned or delayed), SGN shall not and shall cause the SGN Subsidiaries not to:

(i) amend, waive or otherwise change its Organizational Documents, other than for administrative or de minimis changes;

(ii) other than with respect to Permitted Capital Raises, (A) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities (including the SGN Securities) or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities (including the SGN Securities) or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a Third Party with respect to such securities or (B) enter into any engagement letters in connection with any of the foregoing;

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests (including the SGN Securities) or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), (B) make a loan or advance to or investment in any Third Party (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) above of any Person;

(v) incur, create, assume or otherwise become liable for any obligation not in the ordinary course of SGN’s business;

(vi) terminate, waive or assign any material right under any material agreement (including any SGN Material Contract) to which it is a party, or enter into any Contract that would be a SGN Material Contract if entered into prior to the date hereof;

(vii) establish any Subsidiary or enter into any new line of business;

(viii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(ix) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SGN) not in excess of $25,000 (individually or in the aggregate), unless such amount has been reserved in the SGN Financials;

(x) acquire all or a portion of (directly and indirectly), including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person in each case;

(xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than as contemplated by this Agreement with respect to the Mergers);

(xii) except with respect to the Voting and Support Agreements, enter into any agreement, understanding or arrangement with respect to the voting or transfer of its equity securities (including the SGN Securities);

(xiii) (A) make, change or rescind any material election in respect of Taxes, (B) settle any material Action in respect of Taxes, (C) make any material change in its accounting or Tax policies or procedures, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, (F) surrender or compromise any right to receive a refund of or credit for material Taxes, (G) file any amended material Tax Return, (H) file any Tax Return which is inconsistent with past practices, or (I) enter into or terminate any “closing agreement’’ as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law), or any other material agreement pertaining to Taxes, with any Governmental Authority;

(xiv) (A) hire any employee or (B) adopt or enter into any Benefit Plan (including granting or establishing any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of SGN (for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional service providers engaged by SGN));

(xv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business);

(xvi) amend or approve an equity incentive plan; or

(xvii) enter into any Variable Rate Transaction. For purposes of this Agreement, a “Variable Rate Transaction” means a transaction in which SGN or any of its Subsidiaries issues or sells any equity or debt securities that are convertible into, exchangeable for, or carry the right to receive additional shares of capital stock either (A) at a conversion, exercise or exchange rate or other price that is based on or varies with the trading prices of, or quotations for, shares of capital stock at any time after the initial issuance of such securities, or (B) with a price that is subject to being reset at some future date after the initial issuance of such securities, including, without limitation, pursuant to any equity line of credit, at-the-market offering, or similar agreement, or any agreement to issue securities at a future determined price

(xviii) authorize or agree to do any of the foregoing actions.

7.4 Conduct of Business of Holdings during the Interim Period.

(a) Unless SGN shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 7.5, except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, Holdings shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business (taking into account COVID-19 and COVID-19 Measures) consistent with past practices and (ii) preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case consistent with past practice (taking into account COVID-19 and any COVID-19 Measures).

(b) Without limiting the generality of Section 7.4(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law or any COVID-19 Measure, during the Interim Period and subject to Section 7.5, without the prior written consent of SGN (such consent not to be unreasonably withheld, conditioned or delayed), Holdings shall not:

(i) amend, waive or otherwise change, its Organizational Documents, other than for administrative or de minimis changes and to comply with Section 8.1(f);

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a Third Party with respect to such securities.

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), (B) make a loan or advance to or investment in any Third Party, or (C) guarantee or endorse any Indebtedness, in each case, except for any such transactions with One Blockchain;

(v) enter into any material agreement, other than agreements entered into to facilitate the Transactions contemplated herein;

(vi) establish any Subsidiary or enter into any new line of business;

(vii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case;

(viii) make any capital expenditures;

(ix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(x) enter into any agreement, understanding or arrangement with respect to its voting or transfer of equity securities; or

(xi) authorize or agree to do any of the foregoing actions.

7.5 Interim Period Control. Nothing contained in this Agreement shall give to any Party, directly or indirectly, the right to control SGN, Holdings or One Blockchain or their respective Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SGN, Holdings and One Blockchain shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

7.6 Preparation and Delivery of Additional One Blockchain Financial Statements. Following the execution and delivery of this Agreement, One Blockchain shall deliver true and complete copies of any financial statements of One Blockchain and Holdings required by applicable Law to be in the Registration Statement as of a particular date in order for the Registration Statement to be declared effective, all in accordance with (a) U.S. GAAP methodologies applied on a consistent basis throughout the periods involved, and (b) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), with such financial statements being delivered as soon as practicable after the end of the applicable financial period.

7.7 SGN Financial Statements; Registration Statement. During the Interim Period, SGN will provide to Holdings and One Blockchain all information reasonably requested and that is required to be included in the Registration Statement and Proxy Statement, including the relevant SGN Financials to be prepared following the execution and delivery of this Agreement, which will fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SGN at the respective dates of and for the periods referred to in such financial statements, which shall be (i) in accordance with U.S. GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) in accordance with Regulation S-X or Regulation S- K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) in the case of annual financial statements, audited in accordance with PCAOB standards.

7.8 SGN Public Filings. During the Interim Period, SGN will keep current and timely file all of its public filings with the SEC, including the SEC Reports, and otherwise comply in all material respects with applicable securities laws and shall use commercially reasonable efforts prior to the Mergers to maintain the listing of the SGN Common Stock on NYSE American. During the Interim Period, except to the extent available on the SEC’s web site through EDGAR, SGN will deliver to One Blockchain or make available copies in the form filed with the SEC of all of the following: (i) SGN’s quarterly reports on Form 10-Q, (ii) SGN’s annual report on Form 10-K and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SGN with the SEC. The SEC Reports (x) will be prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) will not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they are filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 7.8, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

7.9 Stock Exchange Listings.

(a) SGN will take no action which will result in SGN’s failure to comply with NYSE American’s continued listing requirements. If SGN fails to comply with any NYSE American listing standards, it will undertake commercially reasonable efforts to remedy such compliance failure promptly. For the avoidance of doubt, SGN may not take any action that would otherwise be restricted by Section 7.3 with the prior written consent of One Blockchain if and to the extent such action is reasonably necessary to maintain or regain compliance with NYSE American’s continued listing requirements.

(b) Each of SGN, One Blockchain and Holdings will use its commercially reasonable efforts to cause (i) Holdings’ initial listing application(s) with NYSE American (or such other national securities exchange) in connection with the Transactions to have been approved including any valuation in respect of Holdings required by NYSE American (or such other national securities exchange), (ii) Holdings to satisfy all applicable initial listing requirements of NYSE American (or such other national securities exchange) in order to trade immediately following the completion of the Transaction and (iii) the Holdings Common Shares issuable in accordance with this Agreement (including the Holdings Common Shares to be issued in connection with the Earnout Shares) to be approved for listing on NYSE American (or such other national securities exchange), subject to official notice of issuance, in each case prior to the Closing Date.

7.10 Exclusivity.

(a) For purposes of this Agreement, an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and “Alternative Transaction” means, with respect to either SGN or One Blockchain, any transaction or series of related transactions (other than the Transactions) involving (i) a merger, consolidation, business combination, share exchange, joint venture, recapitalization, liquidation or other similar transaction involving such Party or its Subsidiaries, (ii) the acquisition or disposition of 20% or more of the consolidated assets of such Party and its Subsidiaries, (iii) the issuance or acquisition of 20% or more of any class of equity securities of such Party, or (iv) any transaction that would result in any Person or group becoming the beneficial owner of 20% or more of the equity securities of such Party, in each case whether effected directly or indirectly, including through any subsidiary, and whether in a single transaction or a series of related transactions; provided, however, that Alternative Transaction shall not include any bona fide capital raising transaction (including the sale or issuance of equity or debt securities or securities convertible into or exercisable for equity securities of a Party) by either Party or any of its Subsidiaries for financing purposes that does not involve a change of control of such Party.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives not to, without the prior written consent of One Blockchain and SGN, directly or indirectly,

(i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal,

(ii) furnish any non-public information regarding such Party or its Affiliates (or, with respect to One Blockchain, One Blockchain) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal,

(iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal,

(iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal,

(v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, or

(vi) release any Third Party from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. Except as permitted in accordance with Section 7.10(b), during the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

7.11 No Trading.

(a) Each of One Blockchain and Holdings, on behalf of itself and their respective shareholders and members, acknowledges and agrees that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of SGN, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and NYSE American promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. One Blockchain and Holdings each hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of SGN, communicate such information to any Third Party, take any other action with respect to SGN in violation of such Laws, or cause or encourage any Third Party to do any of the foregoing. One Blockchain and Holdings each further agrees to use commercially reasonable efforts to ensure that its respective Affiliates and Representatives comply with the obligations and restrictions under this Section, and to promptly notify SGN of any actual breach or violation of such obligations or restrictions by any of its Affiliates or Representatives of which One Blockchain or Holdings has actual knowledge.

(b) SGN acknowledges and agrees that it is aware, and that its Affiliates are aware (and its Representatives are aware or, upon receipt of any material non-public information of SGN, will be advised) of the restrictions imposed by the Federal Securities Laws and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. SGN hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of SGN, communicate such information to any Third Party, take any other action with respect to SGN in violation of such Laws, or cause or encourage any Third Party to do any of the foregoing. SGN further agrees to use commercially reasonable efforts to ensure that its Affiliates and Representatives comply with the obligations and restrictions under this Section, and to promptly notify One Blockchain and Holdings of any actual breach or violation of such obligations or restrictions by any of its Affiliates or Representatives of which SGN has actual knowledge.

7.12 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any Third Party (including any Governmental Authority) alleging that the Consent of such Third Party is required in connection with the Transactions or (b) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would cause or would reasonably be expected to cause or result in any of the conditions set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.13 Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, each of SGN, Holdings and One Blockchain shall use its commercially reasonable efforts, and shall cooperate fully with such other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions, including using its commercially reasonable efforts to (i) prepare and promptly file all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all Permits, Consents, approvals, authorizations, registrations, waivers, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities to satisfy the consummation of the Transactions and to fulfill the conditions to the Closing and (iii) execute and deliver any additional instruments necessary to consummate the Transactions.

(b) In furtherance and not in limitation of Section 7.13, to the extent required under the HSR Act or any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that are designed to prohibit, restrict or regulate actions that may risk national security (collectively, “Antitrust Laws”), each of SGN, Holdings and One Blockchain agrees, and shall cause its Subsidiaries and Affiliates, to make any required filing or application under Antitrust Laws, as applicable, including preparing and making an appropriate filing pursuant to the HSR Act, at such Party’s sole cost and expense (including with respect to any filing fees), with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the granting of approval or consent by the Governmental Authority as soon as practicable. Each of SGN, Holdings and One Blockchain shall, in connection with its commercially reasonable efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other of such Parties or their respective Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person, (ii) keep such other Parties reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) permit a Representative of such other Parties and their respective outside counsel to review any material communication given by it to, and consult with each other in advance of any material meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of such other Parties the opportunity to attend and participate in such meetings and conferences, (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, each attending Party shall keep such Party promptly and reasonably apprised with respect thereto and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory, competitive or national security related argument, and responding to requests or objections made by any Governmental Authority.

(c) If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of SGN, Holdings and One Blockchain shall use its commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, each of SGN, Holdings and One Blockchain shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) Prior to the Closing, each of SGN, Holdings and One Blockchain shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other Third Party as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions, by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such commercially reasonable efforts.

7.14 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement, the Ancillary Documents and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).

7.15 Tax Matters.

(a) The Parties shall use their respective reasonable best efforts to cause the Mergers to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Mergers from qualifying, for the Intended Tax Treatment. None of the Parties knows of any fact or circumstance, or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Mergers to fail to qualify for the Intended Tax Treatment. The Mergers shall be reported by the Parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority consistent with the Intended Tax Treatment (including attaching the statement described in Section 1.351-3(b) of the Treasury Regulations on or with the U.S. federal income Tax Return of such Party or Affiliate for the taxable year that includes the Mergers), as a result of a “determination” within the meaning of Section 1313(a)(1) or (2) of the Code (or similar provision for state or local income Tax purposes) or pursuant to another agreement (other than an agreement described in Section 1313(a)(2) of the Code made with an applicable taxing authority). The Parties shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment of the Mergers, including providing factual support letters.

(b) The Parties have no plan or intention to cause Holdings, SGN, or One Blockchain to be liquidated (for U.S. federal income tax purposes) following the Mergers. No SGN Shareholder or One Blockchain member has entered into, or has any current plan or intention to enter into, any Contract to dispose of any Holdings Common Shares received in the Mergers.

(c) Any and all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with or arising out of the transactions contemplated by this Agreement shall be borne and paid by Holdings. The parties shall cooperate in the execution and delivery of any and all instruments and certificates reasonably necessary to minimize the amount of any Transfer Taxes and to enable any of the foregoing to comply with any Tax Return filing requirements for such Transfer Taxes. The Person(s) required by applicable Law to file any necessary Tax Returns and other documentation with respect to any Transfer Taxes shall timely file, or shall cause to be timely filed, with the relevant Governmental Authority each such Tax Return and shall timely pay to the relevant Governmental Authority all Transfer Taxes due and payable thereon (subject to reimbursement in accordance with this Section 7.15(b)). The cost and expense of preparing and filing such Tax Returns and documentation shall be borne by Holdings.

7.16 The Registration Statement; Special Shareholder Meeting.

(a) As promptly as practicable after the date hereof, SGN, One Blockchain and Holdings shall jointly prepare, and Holdings shall file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Holdings Common Shares to be issued under this Agreement, which Registration Statement will also contain a proxy statement of SGN (as amended or supplemented, including any prospectus contained therein, the “Proxy Statement”) for the purpose of soliciting proxies or votes from SGN Shareholders for the matters to be acted upon at the Special Shareholder Meeting. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SGN Shareholders to vote, at a special meeting of SGN Shareholders to be called and held for such purpose (including any adjournment or postponement thereof, the “Special Shareholder Meeting”), in favor of resolutions approving:

(i) the adoption and approval of this Agreement, the Mergers and the other Transactions by SGN Shareholders in accordance with SGN’s Organizational Documents, the DGCL and the rules and regulations of the SEC and NYSE American (or such other national securities exchange) (including the adoption of the A&R Holdings Charter and Bylaws effective as of the Closing and the appointment of the board of directors of Holdings, and any other proposals as are required to implement the foregoing),

(ii) the adoption and approval of any other proposals as the SEC may indicate are necessary in its comments to the Registration Statement or correspondence related thereto,

(iii) such other matters as One Blockchain and SGN shall hereafter mutually determine to be necessary or advisable in order to effect the Transactions contemplated herein (the approvals described in foregoing clauses (i) to (iii), collectively, the “Shareholder Approval Matters”) and

(iv) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of SGN in consultation with Holdings.

(b) SGN, acting through its board of directors (or a committee thereof), shall (i) make the SGN Recommendation and include such SGN Recommendation in the Proxy Statement, (ii) cause the Proxy Statement to be mailed to SGN Shareholders as promptly as practicable following the date upon which the Registration Statement becomes effective in accordance with SGN’s Organizational Documents and (iii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Shareholder Approval Matters. If, on the date for which the Special Shareholder Meeting is scheduled, SGN has not received proxies and votes representing a sufficient number of shares to obtain the Shareholder Approval Matters, SGN may, in consultation with Holdings and in accordance with SGN Organizational Documents, make one or more successive postponements or adjournments of the Special Shareholder Meeting. In connection with the Registration Statement, SGN and Holdings will file with the SEC financial and other information about the Transactions in accordance with applicable Law, SGN’s Organizational Documents, the DGCL and the rules and regulations of the SEC and NYSE American.

(c) SGN, One Blockchain and Holdings shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement and the Special Shareholder Meeting. Each of SGN, Holdings and One Blockchain shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to One Blockchain, Holdings, SGN and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. SGN, One Blockchain and Holdings shall amend or supplement the Registration Statement and Holdings shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SGN Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SGN’s Organizational Documents. No filing of, or amendment or supplement to the Registration Statement will be made by SGN, Holdings or One Blockchain without the approval of the other of such Parties (such approval not to be unreasonably withheld, conditioned or delayed).

(d) Each of SGN, Holdings and One Blockchain shall, as promptly as practicable after receipt thereof, supply each other such Party or Parties with copies of all material written correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, or, if not in writing, a written summary of such material communication, with respect to the Registration Statement or the Transactions. No response to any comments from the SEC or its staff relating to the Registration Statement or the Transactions will be made by Holdings, One Blockchain or SGN without the prior consent of such other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing such other Parties a reasonable opportunity to review and comment thereon. Notwithstanding the foregoing, SGN, One Blockchain and Holdings, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective.

(e) As soon as practicable (and in any event within three Business Days) following the Registration Statement “clearing” comments from the SEC and becoming effective, SGN and Holdings shall distribute the Registration Statement to SGN Shareholders in accordance with SGN’s Organizational Documents.

(f) SGN shall call the Special Shareholder Meeting in accordance with SGN’s Organizational Documents for a date that is no later than 30 days following the effectiveness of the Registration Statement or such other date as agreed between SGN and One Blockchain.

(g) SGN and Holdings shall comply with all applicable Laws, any applicable rules and regulations of NYSE American, SGN’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting.

(h) SGN has prepared and filed the Prospectus with the SEC.

(i) In connection with any Permitted Capital Raise, SGN represents, warrants and covenants that:

(i) At the time of effectiveness of the S-3 Registration Statement (or any post-effective amendment thereto) and at all times thereafter through the closing of any Permitted Capital Raise, if any, the S-3 Registration Statement and the Prospectus will contain all material statements that are required to be stated therein in accordance with the Securities Act and rules and regulations promulgated thereunder, and did or will, in all material respects, conform to the requirements of the Securities Act and the rules and regulations promulgated thereunder. The S-3 Registration Statement, as of the time of effectiveness and the date of closing of any Permitted Capital Raise, did not, and the amendments and supplements thereto, as of their respective dates, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus, as of its date and the date of closing of any Permitted Capital Raise, as the case may be, did not, and the amendments and supplements thereto, as of their respective dates, will not, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) The agreements and documents described in the S-3 Registration Statement and the Prospectus conform to the descriptions thereof contained therein in all material respects and there are no agreements or other documents required to be described in the S-3 Registration Statement or the Prospectus or to be filed with the Commission as exhibits to the S-3 Registration Statement, that have not been so described or filed. Each agreement or other instrument (however characterized or described) to which SGN is a party or by which its property or business is or may be bound or affected and that is (A) referred to in the S-3 Registration Statement or the Prospectus or attached as an exhibit thereto, or (B) material to SGN, has been duly authorized and validly executed by SGN, is in full force and effect and is enforceable against SGN and, to SGN’s knowledge, assuming reasonable inquiry, the other parties thereto, in accordance with its terms, except (x) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, (y) as enforceability of any indemnification or contribution provision may be limited under the foreign, federal and state securities laws, and (z) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and no such agreement or instrument has been assigned by SGN, and neither SGN nor, to SGN’s knowledge, assuming reasonable inquiry, any other party is in breach or default thereunder and, to SGN’s knowledge, assuming reasonable inquiry, no event has occurred that, with the lapse of time or the giving of notice, or both, would constitute a breach or default thereunder.

(iii) Without limiting the generality of the foregoing, and subject thereto, in connection with any Permitted Capital Raise, the S-3 Registration Statement or amendment thereto and the Prospectus will contain an accurate, fair and complete description of the material terms and aspects of this Agreement and the Ancillary Documents, including any amendments thereto, and the Transactions contemplated hereby to the extend required by Federal Securities Laws; provided, that SGN shall have no liability hereunder with respect to any information provided by One Blockchain, its Affiliates or their respective Representatives for inclusion in the S-3 Registration Statement, including through incorporation by reference.

(iv) In connection with any Permitted Capital Raise SGN shall provide the underwriting bank or placement agent with all of the diligence materials that are customarily provided in connection with a registered offering including a comfort letter from its auditors, corporate opinions and a negative assurance letter from its attorney prior to any such offering.

(j) Notwithstanding anything to the contrary in this Agreement, in order to facilitate the approval of the Shareholder Approval Matters at the Special Shareholder Meeting, at the request of One Blockchain, SGN shall create and issue to each holder of record of SGN Common Stock as of the record date for the Special Shareholder Meeting a new series of super voting preferred shares (the “Super Voting Preferred Shares”). The Super Voting Preferred Shares shall be non-transferable except together with the underlying SGN Common Stock, shall not be entitled to any dividends or distributions, shall not be convertible into any other security, and shall vote together with the SGN Common Stock as a single class solely on the Shareholder Approval Matters, with such number of votes per share as is necessary to ensure that the Shareholder Approval Matters are approved at the Special Shareholder Meeting. Any Super Voting Preferred Shares that are not voted at the Special Shareholder Meeting or, upon the approval of the Shareholder Approval Matters, shall be automatically redeemed by SGN for nominal consideration, and shall thereafter be cancelled and retired. SGN shall take all necessary and appropriate actions, including amending its Organizational Documents, to authorize and effect the issuance, voting, and redemption of the Super Voting Preferred Shares as contemplated by this Section 7.16(j).

7.17 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SGN, Holdings and One Blockchain, except as such release, filing or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to have the opportunity to comment on, and arrange for any required filing with respect to, such release, filing or announcement in advance of such issuance.

(b) SGN and One Blockchain shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SGN shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which One Blockchain shall have the opportunity to review, comment upon and approve prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed). SGN and One Blockchain shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Holdings shall file a current report on Form 8--K (the “Closing Filing”) with the Closing Press Release and a description of the Transactions as required by Federal Securities Laws which SGN shall have the opportunity to review, comment upon and approve prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed).

7.18 Confidential Information.

(a) One Blockchain and Holdings agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article IX, for a period of two years after such termination, they shall, and shall cause their respective Affiliates and Representatives to:

(i) treat and hold in strict confidence any SGN Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any Third Party any of the SGN Confidential Information without SGN’s prior written consent, and

(ii) in the event that One Blockchain, Holdings, or any of their respective Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two years after such termination, becomes legally compelled to disclose any SGN Confidential Information, (A) provide SGN, to the extent legally permitted, with prompt written notice of such requirement so that SGN may seek, at SGN’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.18(a), and (B) in the event that such protective Order or other remedy is not obtained, or SGN waives compliance with this Section 7.18(a), furnish only that portion of such SGN Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SGN Confidential information.

In the event that this Agreement is terminated and the Transactions are not consummated, One Blockchain and Holdings shall, and shall cause their respective Affiliates and Representatives to, promptly deliver to SGN or destroy (at SGN’s election) any and all copies (in whatever form or medium) of SGN Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) Holdings and its Representatives shall be permitted to disclose any and all SGN Confidential Information to the extent required by the Federal Securities Laws as advised by outside counsel, provided that (A) to the extent legally permitted, Holdings gives SGN prompt written notice of such requirement so that SGN may seek a protective order or other appropriate remedy (at SGN’s sole expense), and (B) if such remedy is not obtained, Holdings discloses only that portion of the SGN Confidential Information that its outside counsel advises is legally required and uses commercially reasonable efforts to obtain confidential treatment of the disclosed information, and (2) Holdings shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of SGN disclosed to such Person until such information ceases to be a Trade Secret.

(b) SGN hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two years after such termination, it shall, and shall cause its Affiliates and Representatives to:

(i) treat and hold in strict confidence any One Blockchain Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any Third Party any of One Blockchain Confidential Information without One Blockchain’s prior written consent, and

(ii) in the event that SGN or any of its Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two years after such termination, becomes legally compelled to disclose any One Blockchain Confidential Information, (A) provide One Blockchain to the extent legally permitted with prompt written notice of such requirement so that One Blockchain may seek, at One Blockchain’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.18(b) and (B) in the event that such protective Order or other remedy is not obtained, or One Blockchain waives compliance with this Section 7.18(b), furnish only that portion of such One Blockchain Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such One Blockchain Confidential Information.

In the event that this Agreement is terminated and the Transactions are not consummated, SGN shall, and shall cause its Affiliates or Representatives to, promptly deliver to One Blockchain or destroy (at One Blockchain’s election) any and all copies (in whatever form or medium) of One Blockchain Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) SGN and its Affiliates or Representatives shall be permitted to disclose any and all One Blockchain Confidential Information to the extent required by the Federal Securities Laws as advised by outside counsel, provided that (A) to the extent legally permitted, SGN gives One Blockchain prompt written notice of such requirement so that One Blockchain may seek a protective order or other appropriate remedy (at One Blockchain’s sole expense), and (B) if such remedy is not obtained, SGN discloses only that portion of the One Blockchain Confidential Information that its outside counsel advises is legally required and uses commercially reasonable efforts to obtain confidential treatment of the disclosed information, and (2) SGN shall, and shall cause its Affiliates or Representatives to, treat and hold in strict confidence any Trade Secret of One Blockchain disclosed to such Person until such information ceases to be a Trade Secret.

7.19 Post-Closing Board of Directors of Holdings. With effect from the Closing, each Party shall take all necessary action within its power so that the board of directors of Holdings is initially comprised of no less than five (5) and no greater than (7) directors. SGN shall be entitled to designate at least one (1) director with all others to be designated by One Blockchain. One Blockchain shall ensure that a sufficient number of its designees qualify as independent directors such that, when taken together with other independent directors appointed pursuant to Section 7.19, the board of directors of Holdings shall have a majority of “independent” directors for the purposes of NYSE, each of whom shall serve in such capacity in accordance with the terms of Holdings’ Organizational Documents following the Closing. If Holdings has a classified board structure following the Closing, then SGN’s designee shall be appointed to the class with the shortest initial term applicable to any directors appointed as of the Closing.

7.20 Indemnification of Directors and Officers: Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of One Blockchain, Holdings, and SGN and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organizational Documents of each One Blockchain, Holdings and SGN or under any indemnification, employment or other similar agreements between any D&O Indemnified Person, on the one hand, and One Blockchain, Holdings or SGN, on the other hand, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of one year after the Closing, Holdings shall cause the Organizational Documents of each of Holdings, the SGN Surviving Company and the One Blockchain Surviving Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 7.20 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b) For the benefit of SGN’s directors and officers, SGN shall be permitted, prior to the Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Merger I Effective Time for events occurring prior to the Merger I Effective Time (the “SGN D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than SGN’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage.

(c) For the benefit of One Blockchain’s directors and officers, One Blockchain shall be permitted, prior to the Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Merger II Effective Time for events occurring prior to the Merger II Effective Time (the “One Blockchain D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than One Blockchain’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Holdings and One Blockchain shall, for a period of six years after the Closing, maintain One Blockchain D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Holdings and One Blockchain shall timely pay or cause to be paid all premiums with respect to One Blockchain D&O Tail Insurance.

7.21 Voting and Support Agreements. Concurrently with the signing of this Agreement, SGN and the SGN Principals, representing at least 1.4% of the issued and outstanding SGN Common Stock, shall each enter into a Voting and Support Agreement with Holdings in substantially the form attached as Exhibit A hereto.

7.22 Lock-Up/Leakout Agreements. At the Closing, each One Blockchain member and each SGN principal and officer and director of SGN shall enter into a Lock-Up/Leakout Agreement with Holdings in substantially the form attached as Exhibit B hereto (each, a “Lock-Up Agreement”).

7.23 Holdings Equity Incentive Plan. As soon as reasonably practicable following the date of this Agreement, and in any event, no later than the date of filing of the Registration Statement with the SEC in accordance with Section 7.16(a), One Blockchain and Holdings shall use commercially reasonable efforts to agree to the material terms of a new equity incentive plan with an initial share reserve equal to 15% of the fully diluted shares of Holdings following the Closing to be adopted by Holdings no later than the Closing (the “Holdings Equity Incentive Plan”). The Holdings Equity Incentive Plan shall contain an evergreen provision equal to 2% of the fully diluted shares of Holdings following the Closing.

7.24 Litigation.

(a) In the event that any Action related to this Agreement or the Transactions is brought, or, to the Knowledge of SGN, threatened, against SGN or the SGN Board by any of SGN’s shareholders prior to the Closing, SGN shall promptly notify One Blockchain of any such Action and keep One Blockchain reasonably informed with respect to the status thereof. SGN shall provide One Blockchain the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action shall give due consideration to One Blockchain’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of One Blockchain, such consent not to be unreasonably withheld, conditioned or delayed.

(b) In the event that any Action related to this Agreement or the Transactions is brought, or, to the Knowledge of Holdings or One Blockchain, threatened, against Holdings or One Blockchain or One Blockchain Board by any One Blockchain member prior to the Closing, Holdings or One Blockchain shall promptly notify SGN of any such Action and keep SGN reasonably informed with respect to the status of thereof. One Blockchain shall provide SGN the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to SGN’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of SGN, such consent not to be unreasonably withheld, conditioned or delayed.

7.25 Permitted Capital Raises. Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, SGN shall be permitted to continue to offer and sell shares of SGN Common Stock pursuant to its existing at-the-market (ATM) facility, up to an aggregate amount of $4,000,000, as the same may be amended from time to time, and shall be entitled to use the proceeds of such sales solely to pay its liabilities and for working capital purposes in connection with the Legacy Business. Any cash held by SGN at the Closing shall be used first to pay off all Liabilities, contractual or otherwise, remaining at the Closing, including those Liabilities listed on Section 7.25 of the SGN Disclosure Schedules, and thereafter exclusively for the Legacy Business. For the avoidance of doubt, SGN acknowledges and agrees that any Liabilities that remain at Closing shall be the sole responsibility of the Legacy Business.

Article VIII
CONDITIONS TO OBLIGATIONS OF THE PARTIES

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall in all respects be subject to the satisfaction or written waiver (where permissible) by One Blockchain and SGN of the following conditions.

(a) Antitrust Approval. All applicable waiting periods under the Antitrust Laws (and any extensions thereof) relating to the transactions contemplated by this Agreement, and any agreement with or commitment to any Governmental Authority not to consummate the transactions contemplated by this Agreement, shall have expired or been terminated. All other required Consents under the Antitrust Laws relating to the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect.

(b) Required Shareholder Approval. The Shareholder Approval Matters shall have been submitted to the vote of SGN Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement and shall have been approved and adopted by the Requisite Vote of SGN Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement, SGN’s Organizational Documents and the applicable provisions of the DGCL and NYSE American (the “Required Shareholder Approval”).

(c) No Law or Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions (a “Legal Restraint”).

(d) Listing. The Holdings Common Shares (including those to be issued pursuant to this Agreement (including the Earnout Shares)) shall have been approved for listing on NYSE American (or such other national securities exchange) subject only to official notice of issuance thereof.

(e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and not withdrawn.

(f) Amended and Restated Organizational Documents. The articles of incorporation of Holdings (the “A&R Holdings Charter”) and the bylaws of Holdings (together with the A&R Holdings Charter, the “A&R Holdings Charter and Bylaws”) shall have been amended and restated in their entirety in a form applicable to a company publicly listed in the United States.

8.2 Conditions to Obligations of Holdings, One Blockchain, Merger Sub I and Merger Sub II. In addition to the conditions specified in Section 8.1, the obligations of Holdings, One Blockchain, Merger Sub I and Merger Sub II to consummate the Transactions are subject to the satisfaction or written waiver (by One Blockchain, where permissible) of the following conditions.

(a) Representations and Warranties.

(i) All of the SGN Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(ii) The representations and warranties of SGN contained in Section 4.5 shall be true and correct (except for de minimis inaccuracies) on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(iii) All of the other representations and warranties of SGN set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 8.2(a)(iii)) and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on SGN.

(b) Agreements and Covenants. SGN shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. SGN shall have delivered to Holdings and One Blockchain a certificate, dated as of the Closing Date, signed by an officer of SGN, certifying as to the satisfaction of the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(d) but in each case, solely with respect to themselves.

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SGN since the date of this Agreement which is continuing and uncured.

(e) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by SGN at or prior to the Closing Date shall have been executed and delivered to Holdings and One Blockchain.

(f) Termination of Employment Agreement. Each of Craig Smith, Danny Nelson, and Jeff Hecklinski shall have agreed to termination of their employment agreement without any continuing liability to the SGN, Holdings or One Blockchain.

8.3 Conditions to Obligations of SGN. In addition to the conditions specified in Section 8.1, the obligations of SGN to consummate the Transactions are subject to the satisfaction or written waiver (by SGN where permissible) of the following conditions.

(a) Representations and Warranties.

(i) All of Holdings Fundamental Representations and the One Blockchain Fundamental Representations shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(ii) The representations and warranties of Holdings and One Blockchain contained in Section 5.5 and Section 6.3 shall be true and correct (except for de minimis inaccuracies) on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(iii) All of the other representations and warranties of Holdings and One Blockchain set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 8.3(a)(iii)) and (B) other than representations and warranties set forth in Section 6.8(b), any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Holdings or One Blockchain.

(b) Agreements and Covenants. Each of Holdings, One Blockchain , Merger Sub I and Merger Sub II shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer Certificate. Each of Holdings and One Blockchain shall have delivered to SGN a certificate, dated as of the Closing Date, signed by an officer of each of Holdings and One Blockchain, as applicable, certifying as to the satisfaction of the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(d), but in each case, solely with respect to themselves.

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to One Blockchain since the date of this Agreement which is continuing and uncured.

(e) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed Holdings, One Blockchain, Merger Sub I and Merger Sub II at or prior to the Closing shall have been executed and delivered to SGN.

(f) FIRPTA Certificate. At the Closing, SGN shall deliver to Holdings a notice from SGN, also delivered to the Internal Revenue Service, that the SGN Shares are not a “U.S. real property interest” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code. If Holdings does not receive the notice described above on or before the Closing, Holdings shall be permitted to withhold from the consideration otherwise payable pursuant to this Agreement any required withholding under Section 1445 of the Code.

(g) Executive Consulting Agreements. Each of Craig Smith, Danny Nelson, and Jeff Hecklinski shall have executed and delivered the Executive Consulting Agreements with Holdings or one of its Subsidiaries, in form and substance reasonably satisfactory to SGN, which provides that each executive will be engaged as a consultant for a fixed term of twenty-four (24) months and will be entitled, upon a termination by Holdings or one of its Subsidiaries without cause (as customarily defined) or by the executive for good reason (as customarily defined), to severance in an amount equal to the greater of (a) the balance of the remaining term of employment or (b) six (6) months of base salary.

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX
TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date, notwithstanding receipt of any requisite approval and adoption of this Agreement and the Transactions by the shareholders of any Party, as follows:

(a) by mutual written consent of SGN, Holdings and One Blockchain;

(b) by written notice by either SGN or One Blockchain to the other if any of the conditions set forth in Article VIII have not been satisfied or waived by December 31, 2025 (the “Outside Date”); provided however that in the event that the Registration Statement shall have been declared effective by the SEC by the Outside Date, but the Closing shall not have occurred, the Outside Date shall be extended to February 15, 2026; provided, further./, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to One Blockchain, Holdings) of any representation, warranty, covenant or obligation under this Agreement was the principal cause of the failure of a condition set forth in Article VIII on or before the Outside Date;

(c) by written notice by either SGN or One Blockchain to the other if a Legal Restraint has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to One Blockchain Holdings) to comply with any provision of this Agreement was the principal cause of such Legal Restraint;

(d) by written notice by One Blockchain to SGN if (i) there has been a material breach by SGN of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SGN shall have become materially untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to SGN by One Blockchain or (B) the Outside Date; provided, that One Blockchain shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time SGN would be entitled to terminate this Agreement pursuant to Section 9.1(f);

(e) by written notice by One Blockchain to SGN if during the Interim Period (a) SGN receives or has received prior to the Interim Period a notice of delisting from NYSE American and SGN is not reasonably able to cure the deficiency that is the subject of the notice of delisting promptly using commercially reasonable efforts, or (b) NYSE American files a Form 25, or SGN is formally delisted from NYSE American and the SGN Common Stock ceases trading on NYSE American;

(f) by written notice by SGN to One Blockchain if (i) there has been a material breach by One Blockchain, or Holdings of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become materially untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))). and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to One Blockchain by SGN or (B) the Outside Date; provided, that SGN shall not have the right to terminate this Agreement pursuant to this Section 9.1(f) if at such time One Blockchain would be entitled to terminate this Agreement pursuant to Section 9.1(d); or

(g) by written notice by either SGN or One Blockchain to the other if the Special Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, SGN Shareholders have duly voted, and the Required Shareholder Approval was not obtained.

(h) by written notice by either SGN or One Blockchain to the other if, prior to the Closing, the NYSE American refuses to approve or indicates it will not approve the initial listing application for Holdings.

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (a) the provisions of Sections 7.15, 7.16, 7.18, 7.20, 9.3, Article X, Article XI and this Section 9.2 shall remain in full force and effect and (b) nothing in this Section 9.2 shall be deemed to (i) release any Party from any Liability for any wilful and material breach by such Party of any term of this Agreement prior to the date of termination or pursuant to any Fraud Claim against such Party, (ii) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under this Agreement in each case prior to the valid termination of this Agreement, or (iii) terminate or otherwise modify the Confidentiality Agreement.

9.3 Fees and Expenses.

(a) Fees and Expenses. Except as otherwise provided in this Agreement, whether or not the Transactions are consummated, all expenses (including those payable to Representatives) incurred by any Party or on its behalf in connection with this Agreement, the Ancillary Documents and the Transactions shall be paid by the Party incurring those expenses; provided that each of SGN and One Blockchain shall be responsible for one-half of the costs and expenses incurred by Holdings in preparing and filing the Registration Statement, including SEC filing fees, NYSE American fees, the expenses of the financial printer and the Transfer Agent (such amounts not to include attorney or auditor costs).

(b) Breakup Fee. In the event that this Agreement is terminated by SGN, on the one hand, or Holdings or One Blockchain, on the other hand, as a result of a material uncured breach of this Agreement by the other party, the breaching Party shall pay to the non-breaching Party an amount equal to the lesser of such party’s actual expenses incurred in connection with this Transaction and $250,000 (the “Breakup Fee”). Notwithstanding the prior sentence, the Breakup Fee shall not be payable if the SEC does not declare effective or approve the Proxy/Registration Statement, if the staff of the NYSE American indicates that the Transaction cannot proceed on NYSE American or otherwise provides comments that make it impracticable to complete the Transaction, or if Holdings is not able to list on any other national securities exchange; provided that such inability to list on the NYSE American is not due to any listing deficiencies or non-compliance with NYSE American continued listing requirements by SGN. The Breakup Fee shall be paid by the terminating party to the non-terminating party within one (1) Business Day of its termination of the Agreement via wire transfer of immediately available funds.

Article X
WAIVERS AND RELEASES

10.1 Mutual Releases.

(a) Effective as of the Closing, except as set forth in this Agreement, each of SGN, One Blockchain and Holdings, Holdings on behalf of all its Subsidiaries (including the Merger Sub I and Merger Sub II) and SGN on behalf of each of the SGN Subsidiaries and its Affiliates, hereby irrevocably releases and discharges, all Parties and each of their respective Affiliates, current and former directors, managers, officers, partners and employees from and against all liabilities, claims and obligations, whether accrued or contingent, whether known or unknown, whether arising under common law, statute, equity or otherwise, to the extent arising prior to the Closing and based upon, arising out of or related to their respective businesses, operations, assets and liabilities, the service by any such as an officer, director, manager, employee or Representative or to the subject matter of this Agreement and the Ancillary Documents, including the Transactions (other than, and solely with respect to, any of the covenants in this Agreement that survive the Closing); provided, however, that this Section 10.1(a) shall not release or discharge (i) any liability of any Party under this Agreement, any Ancillary Document or the Confidentiality Agreement, or (ii) any claims that cannot be waived under applicable Law.

(b) The Parties acknowledge and agree that Holdings Affiliates, One Blockchain Affiliates and the SGN Affiliates are intended third-party beneficiaries of this Section 10.1.

Article XI
MISCELLANEOUS

11.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service or (d) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other “bounce- back”); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice).

If to SGN, to:	with a copy (which will not constitute notice) to:

Signing Day Sports, Inc. 8355 East Hartford Rd., Suite 100 Scottsdale, AZ 85255 Attn: Chief Executive Officer Email: [Redacted]	Bevilacqua PLLC 1050 Connecticut Avenue, NW Suite 500 Washington, DC 20036 Attention: Louis A. Bevilacqua Email: [Redacted]

If to Holdings, Merger Sub I, Merger Sub II or One Blockchain, to:	with a copy (which will not constitute notice) to:

1540 Broadway Ste 1010, New York, NY 10036 Attn: Matt Feast Email: [Redacted]	Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attention: Ronelle C. Porter Email: [Redacted]

11.2 Binding Effect; Assignment. Subject to Section 11.3. this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise prior to the Closing without the prior written consent of SGN, Holdings and One Blockchain. Any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3 Third Parties. Except for the rights of (a) the D&O Indemnified Persons set forth in Section 7.18. (b) the rights of the SGN Affiliates set forth in Section 10.1 and (d) the rights of the Nonparty Affiliates set forth in Section 11.13, respectively, which the Parties acknowledge and agree are express Third Party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or thereto or a successor or permitted assign of such a Party.

11.4 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY DOCUMENT OR THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

11.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the nonbreaching Parties may not have adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SGN and One Blockchain.

11.9 Waiver. Each of SGN, Holdings, and One Blockchain, may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties by such other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, and any such extension or waiver shall only be binding upon the Party or Parties so providing the extension or waiver. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11.10 Entire Agreement. This Agreement, the Ancillary Documents and the Confidentiality Agreement collectively set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement, the Ancillary Document or the Confidentiality Agreement, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

11.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires:

(a) references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(b) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality;

(c) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(d) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with U.S. GAAP or any other accounting principles used by the applicable Person;

(e) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

(f) the words “herein”, “hereto”, and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(g) the words “date hereof’ when used in this Agreement shall refer to the date of this Agreement;

(h) the word “if’ and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”;

(i) in Article IV through Article X to “SGN” shall refer to Signing Day Sports, Inc. for all periods prior to the completion of the Merger I and to the Surviving Company for all periods after the completion of the Mergers;

(j) the term “or” shall be construed to have the same meaning and effect as the inclusive term “and/or”;

(k) the word “day” means calendar day unless Business Day is expressly specified;

(l) every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Closing; provided, that as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

(m) references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America;

(n) for the purposes of applying a reference to a monetary sum expressed in Dollars, an amount in a different currency shall be deemed to be an amount in Dollars translated at the Exchange Rate at the relevant date;

(o) references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(p) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(q) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if’;

(r) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(s) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(t) unless the context of this Agreement otherwise requires, references to any statute shall include all regulations promulgated thereunder and references to any statute or regulation shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation;

(u) words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(v) any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by Holdings or One Blockchain to be given, delivered, provided or made available by Holdings or One Blockchain, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SGN or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of One Blockchain for the benefit of SGN and its Representatives and SGN and its Representatives have been given access to the electronic folders containing such information (subject to access limitations as may be applicable to any individual electronic folders). To the extent that any Contract, document, certificate or instrument is represented and warranted to by Holdings or One Blockchain to be given, delivered, provided or made available by SGN, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Holdings, One Blockchain or any of their Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of SGN for the benefit of One Blockchain, Holdings and their Representatives and One Blockchain, Holdings and their Representatives have been given access to the electronic folders containing such information (subject to access limitations as may be applicable to any individual electronic folders).

11.12 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the Ancillary Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the Ancillary Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Ancillary Document (the “Contracting Parties”) except as set forth in this Section 11.13. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”) shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Ancillary Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Ancillary Documents or their negotiation, execution, performance, or breach; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Ancillary Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 11.13.

11.14 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI and any corresponding definitions set forth in Article XII.

Article XII
DEFINITIONS

12.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“2026 Annual Report” has the meaning set forth in Section 2.13(b)(i).

“2026 EBIDTA” has the meaning set forth in Section 2.13(b)(ii).

“2026 Net Income” has the meaning set forth in Section 2.13(b)(ii).

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry or investigation, hearing, proceeding or investigation, by or before any Governmental Authority.

“Advisory Agreement” means the M&A Advisory Agreement by and between One Blockchain LLC c/o VCV Digital and Maxim Group LLC dated January 29, 2025.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means each agreement, instrument, certificate or document to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement, the SGN Disclosure Schedules, Holdings Disclosure Schedules, One Blockchain Disclosure Schedules, the Certificate of Merger I, the Certificate of Merger II, the Lock-Up Agreements and the Voting and Support Agreement.

“Benefit Plan” means each employee benefit plan is, whether or not written, (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) any compensation, stock purchase, stock option, equity or equity-based compensation, retention, severance, employment, individual consulting, change-of-control, transaction bonus, bonus, incentive, deferred compensation and other employee benefit plan, agreement, arrangement, program or policy, whether or not subject to ERISA, (iii) any plan, agreement, program or policy providing vacation benefits, medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, supplemental unemployment benefits and post-employment or retirement benefits (including compensation or pension benefits), in each case (A) under which any current or former director, manager, officer, employee or individual independent contractor of a Person or any of its Subsidiaries has any right to benefits and for which such Person or any of its Subsidiaries has any Liability or (B) that are maintained, sponsored or contributed to by such Person any of its Subsidiaries or to which such Person or any of its Subsidiaries makes or is required to make contributions or with respect to which such Person or any of its Subsidiaries has any material Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“One Blockchain Confidential Information” means all confidential or proprietary documents and information concerning One Blockchain, Holdings, or One Blockchain members or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that One Blockchain Confidential Information shall not include any information which, at the time of the disclosure to SGN or its Representatives (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such One Blockchain Confidential Information.

“One Blockchain Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of One Blockchain or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of One Blockchain.

“One Blockchain Fundamental Representations” means the representations and warranties contained in Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.4 (Subsidiaries), Section 6.5 (Governmental Approvals), Section 6.6 (Non-Contravention) and Section 6.24 (Finders and Brokers).

“One Blockchain Merger Consideration” means a number of Holdings Common Shares equal to the SGN Outstanding Shares, multiplied by 1/0.085 minus the SGN Outstanding Shares, rounded up.

“One Blockchain Owned IP” means any Intellectual Property owned by One Blockchain, including One Blockchain Registered IP.

“CARES Act” means (a) the Coronavirus Aid, Relief, and Economic Security Act, and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-22), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notices 2020-65 or 2021-11) intended to address the consequences of the COVID-19 pandemic and (b) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the Laws described in clause (a), including pursuant to the Consolidated Appropriations Act, 2021, (P. L. 116-260), as may be amended from time to time, or the ARPA, as applicable, (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Consent” means any consent, approval, waiver, authorization, waiting period expiration or termination, or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Consideration Shares” means the SGN Outstanding Shares multiplied by 1/.085.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Contributor” means all Persons who created, developed, or contributed to any Intellectual Property purported to be owned by One Blockchain.

“Contributor Agreement” means a Contract with a Contributor, pursuant to which the Contributor assigns to One Blockchain all of the Contributor’s right, title and interest in and to (i) the Intellectual Property conceived, developed created or reduced to practice by such Contributor in connection with and within the scope of the employment or engagement of such Contributor by One Blockchain, or (ii) if such Contributor was not employed or engaged by One Blockchain, the Intellectual Property purported to be owned by One Blockchain that was conceived, developed, acquired, created, or reduced to practice by such Contributor.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyrights” means any intellectual property rights in works of authorship, databases, collections of data, and mask works, including all copyrights and sui generis rights therein, and all registrations, renewals, extensions, or reversions thereof.

“COVID-19” means the disease known as coronavirus disease or COVID-19, the virus known as severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard”, shut down, closure, sequester directive, guideline or recommendation made by an applicable Governmental Authority or any other applicable Law in connection with or in response to COVID-19.

“Damages” means all liabilities, obligations, liens, assessments, levies, losses, damages, fines, penalties and reasonable out- of-pocket costs of any investigation, response, or remedial or corrective action, whether or not arising from Third Party claims, including reasonable attorneys’ fees and expenses, in each case taking into account the interests held by SGN and its Affiliates in Holdings.

“Data Protection Laws” means the following legislations to the extent applicable: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC), (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national Law supplementing the GDPR or any successor Laws arising out of the withdrawal of a member state from the European Union, including the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 and (c) all applicable Law concerning the privacy, protection, security, collection, storage, use, transfer, disclosure, destruction, alteration or other processing of Personal Data.

“DGCL” means the Delaware General Corporation Law, as amended.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Earnout Shares” has the meaning set forth in Section 2.13(a).

“Environmental Law” means any Law in effect on or prior to the date hereof relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, Release or disposal of Hazardous Materials.

“Environmental Permits” has meaning set forth in Section 6.19.

“ERISA Affiliate” means any entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any other entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as such other entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing the One Blockchain Merger Consideration Shares by the One Blockchain Membership Interests, rounded up to four decimal points.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any chemical, waste, gas, liquid or other substance or material that is defined, listed, designated or regulated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or that could result in the imposition of Liability, or responsibility for Remedial Action, under any Environmental Law, including petroleum and petroleum by-products or derivatives, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Holdings Common Shares” means the registered common shares, with $0.01 par value per share, of Holdings.

“Holdings Fundamental Representations” means the warranties contained in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.8 (Finders and Brokers).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Incidental Licenses” means any of the following Contracts entered into in the ordinary course of business: (a) an incidental permitted use right to confidential information in a non-disclosure agreement, (b) Contributor Agreements and (c) any non-exclusive license to Intellectual Property that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the Trademarks of One Blockchain for the purposes of promoting the goods or services thereof, (ii) a Contract with a vendor that allows the vendor to identify One Blockchain as a customer, (iii) a Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains an incidental license to Intellectual Property; or (iv) license for the use of software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case to the extent drawn, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with U.S. GAAP or any other accounting principles used by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” shall exclude (i) accounts payable to trade creditors or accrued expenses, in each case, arising in the ordinary course of business and that are not yet due and payable or are being disputed in good faith or (ii) the endorsement of negotiable instruments for collection in the ordinary course of business.

“Infringement” means, directly or indirectly (including secondarily, contributorily, by inducement or otherwise), the infringement, misappropriation, dilution, or other violation of the Intellectual Property of any Person. “Infringed” and “Infringing” mean the correlative of infringement.

“Intellectual Property” means all intellectual property rights, including Patents, Trademarks, internet domain names, Copyrights, design rights, and Trade Secrets.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IT Systems” means all computer hardware and peripherals, telecommunications and network equipment, other informational technology assets and equipment, software, and industrial control systems that are owned, leased or licensed by One Blockchain or SGN or any SGN Subsidiary.

“Knowledge” means, with respect to (a) One Blockchain, the actual knowledge of persons set forth on Section 12.1 of One Blockchain Disclosure Schedules, (b) Holdings, the actual knowledge of persons set forth on Section 12.1 of Holdings Disclosure Schedules or (c) SGN, the actual knowledge of persons set forth on Section 12.1 of the SGN Disclosure Schedules, (d) any other Party, (i) if an entity, the actual knowledge of its executive officers, directors or secretary, or (ii) if a natural person, the actual knowledge of such Party. No Party shall be deemed to have any other actual, imputed, or constructive knowledge regarding the subject matter of any of the relevant provisions.

“Law” means any federal, tribal, state, local, municipal, foreign or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legacy Business” means the business and operations conducted by SGN and its Subsidiaries as of the date of this Agreement, including all activities related to its athlete recruiting platform and services for student-athletes and educational institutions.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under U.S. GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), or any filing or agreement to file a financing statement as debtor under applicable Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions or to perform its obligations under this Agreement or the Ancillary Documents to which it is party; provided, however, that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may or would have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or general economic or political or social conditions in the country or region in which such Person or any of its Subsidiaries do business, (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate, (iii) changes or proposed changed in U.S. GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such Person and its Subsidiaries principally operate, (iv) conditions caused by acts of God, epidemic, pandemics (including COVID-19 or any mutation or variation thereof, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), terrorism, war (whether or not declared), natural or man-made disaster (including fires, flooding, earthquakes, hurricanes and tornados), civil unrest, terrorism or other force majeure or comparable events, (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees), (vii) changes or proposed changes in applicable Law (or any interpretation thereof) after the date of this Agreement, (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement, and (ix) in respect of One Blockchain, any action taken by, or at the written request of, SGN and in respect of SGN or Holdings, any action taken by, or at the written request of, One Blockchain; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)-(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries conducts its businesses (in which case only the incremental disproportionate impact may be taken into account).

“Merger Sub I Shares” means the shares of common stock, par value $0.001 per share, of Merger Sub I.

“NYSE American” means the NYSE American LLC.

“Order” means any order, decree, ruling, judgment, injunction, writ, binding determination or decision, verdict or judicial award that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, utility models, and applications therefor (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“Permits” means all federal, state, local or foreign permits, grants, easements, Consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders issued by or filed with any Governmental Authority.

“Permitted Capital Raise” means the offer and sale by SGN of SGN Common Stock in its current “At-the-Market” offering having an aggregate price to the public of up to $4,000,000, pursuant to its registration statement on Form S-3 that was prepared and filed with the SEC (File No. 333-283559) (the “S-3 Registration Statement”), including any base prospectus contained therein and any prospectus supplement filed or to be filed pursuant to Rule 424(b) thereunder in connection with such offering, as the same may be amended or supplemented from time to time (the “Prospectus”).

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established in accordance with U.S. GAAP, IFRS or other applicable accounting principles with respect thereto, (b) Liens imposed by operation of Law or non-monetary encumbrances that would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred, pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, (f) such imperfections of title, easements, covenants, encumbrances, Liens, or other similar restrictions on real property that would not be reasonably expected to materially impair the current use or operations of the business of One Blockchain or any assets that are subject thereto, (g) materialmen’s, mechanic’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens, or deposits to obtain the release of such Liens, (h) restrictions on the transfer of securities imposed by applicable securities laws, (i) zoning, building, land use, entitlement, conservation restrictions or other similar restrictions on real property, including rights of way and similar encumbrances identified on any surveys, and other land use and environmental regulations promulgated by Governmental Authorities, (j) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course of business, (k) non-exclusive licenses (or sublicenses) of Intellectual Property owned by One Blockchain granted in the ordinary course of business, (1) any (i) statutory Liens in favor of any lessor or landlord, (ii) Liens set forth in leases, subleases, easements, licenses, rights of use, rights to access and rights-of-way or (iii) Liens benefiting or encumbering any superior estate, right or interest, (m) any Liens that are discharged or released at or prior to the Closing, (n) any purchase money Liens, equipment leases or similar financing arrangements, (o) the rights of lessors under leasehold interests, (p) Liens specifically identified on the consolidated balance sheet of One Blockchain, or (q) Liens set forth on Section 6.15 of One Blockchain Disclosure Schedules.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), company, limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means (a) any information relating to an identified or identifiable natural person or that is reasonable capable of being used to identify a natural person or (b) any piece of information considered “personally identifiable information”, “personal information”, “personal data” or other comparable term under applicable Data Protection Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations, injunctions, orders, ships arrest, interim measures, or other similar proceedings, in each case, by or before any Governmental Entity or arbitral tribunal.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, escaping, dumping, or leaching into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Remedial Action” means all actions required by Environmental Law to (a) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not substantially endanger or threaten to substantially endanger public health or welfare or the environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care or (d) correct a condition of material noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Requisite Vote” means the approval of at least a majority of the outstanding shares of SGN Common Stock that are entitled to vote at the Special Shareholders Meeting as of the record date present, in person or by proxy, and voting at the Special Shareholders Meeting.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SGN Common Stock” means the common stock, par value $0.0001 per share, of SGN.

“SGN Confidential Information” means all confidential or proprietary documents and information concerning SGN or any of its Representatives; provided, however, that SGN Confidential Information shall not include any information which, at the time of the disclosure to Merger Sub I, Holdings, the Merger Sub I Shareholders or any of their respective Affiliates or Representatives, (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such SGN Confidential Information. For the avoidance of doubt, from and after the Closing, SGN Confidential Information will include the confidential or proprietary information of the Merger Sub I Companies.

“SGN Equity Awards” means, collectively, the SGN Restricted Stock and the SGN Options.

“SGN Equity Plan” means the Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan.

“SGN Fundamental Representations” means the warranties contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.12 (Litigation), Section 4.16 (Material Contracts), Section 4.19 (Finders and Brokers) and Section 4.23 (No Undisclosed Liabilities).

“SGN Merger Consideration” means, with respect to each share of SGN Common Stock issued and outstanding immediately prior to the Merger I Effective Time, one (1) validly issued, fully paid and non-assessable share of Holdings Common Stock.

“SGN Option” means an option to purchase shares of SGN Common Stock issued by SGN pursuant to the SGN Equity Plan.

“SGN Outstanding Shares” means the total number of shares of SGN Common Stock outstanding immediately prior to the Merger I Effective Time on a fully diluted and as-converted basis and assuming, without limitation or duplication, (i) the exercise of each SGN Option, SGN Restricted Stock Unit and any other security issued under the SGN Equity Plan outstanding immediately prior to the Merger Effective Time (including, for the avoidance of doubt, any unvested SGN Options, SGN Restricted Stock Units or other security issued under the SGN Equity Plan accelerated in connection with or anticipation of the Closing), and (ii) the issuance of shares of SGN Common Stock in respect of all other options, restricted stock units, warrants, rights or convertible securities (inclusive of debt, preferred or minority interests) to receive such shares that will be outstanding immediately after the Closing, provided that as of the date of this Agreement SGN has no SGN Shares held in treasury and no such treasury shares would be deemed SGN Outstanding Shares for purposes of this Agreement; provided further that any SGN Option or SGN Warrant that is not in the money immediately prior to Merger I shall not be included as an SGN Outstanding Share. The amount of SGN Outstanding Shares excludes 26,330 out of the money derivative securities of SGN.

“SGN Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by SGN or any SGN Subsidiary, including all Intellectual Property developed by or for SGN or any SGN Subsidiary, whether solely or jointly with others, and all Intellectual Property otherwise acquired by SGN or any SGN Subsidiary, including all rights, title, and interest in and to such Intellectual Property, anywhere in the world.

“SGN Preferred Stock” means the preferred stock, par value $0.0001 per share, of SGN.

“SGN Restricted Stock” means each outstanding restricted stock award granted under the SGN Equity Plan.

“SGN Securities” means, collectively, the SGN Common Stock, the SGN Restricted Stock, the SGN Options and the SGN Warrants to purchase SGN Common Stock.

“SGN Warrant” means a warrant issued by SGN to purchase shares of SGN Common Stock.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, company, partnership, association or other business entity of which (a) if a corporation or company, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, ad valorem, Value Added Tax, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, governmental charges, duties, levies, alternative or add-on minimum, estimated and other similar charges imposed by a Governmental Authority, and including any interest, penalty, or addition thereto, whether disputed or not.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than (a) One Blockchain or One Blockchain Subsidiaries or (b) SGN or the SGN Subsidiaries, or any of their respective Affiliates.

“Trade Secrets” means any trade secrets, and any other intellectual property rights arising under applicable Law, in confidential or proprietary information, concepts, ideas, designs, research or development information, processes, procedures, techniques, formulae technical information, specifications, methods, know-how, data, discoveries, and inventions (but excluding any Patents or Copyrights therein).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Treasury Regulations” means the regulations (including temporary and proposed) promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“U.S. GAAP” means generally accepted accounting principles as in effect in the United States of America.

[Signature Pages Follow]

IN WITNESS WHEREOF, the following Parties have caused this Agreement to be duly executed as of the date first above written.

SGN:

SIGNING SPORTS DAY, INC.

By:	/s/ Daniel Nelson
Name:	Daniel Nelson
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Merger Sub I:

BCDI Merger Sub I Inc.

By:	/s/ Jerry Tang
Name:	Jerry Tang
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Merger Sub II:

BCDI Merger Sub II LLC

By:	/s/ Jerry Tang
Name:	Jerry Tang
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Holdings:

BLOCKCHAIN DIGITAL INFRASTRUCTURE, INC.

By:	/s/ Jerry Tang
Name:	Jerry Tang
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

One Blockchain:

One Blockchain LLC

By:	/s/ Jerry Tang
Name:	Jerry Tang
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Exhibit A

Form of Voting and Support Agreement

[Exhibit A]

A-1

Exhibit B

Form of Lock-Up Agreement

[Exhibit B]

B-1